Exhibit 10.1

COLLATERAL PROTECTION ALLIANCE AGREEMENT

BY AND AMONG

CUMIS INSURANCE SOCIETY, INC.

AND

STATE NATIONAL INSURANCE COMPANY, INC.

COLLATERAL PROTECTION ALLIANCE AGREEMENT

THIS COLLATERAL PROTECTION ALLIANCE AGREEMENT (“Agreement”) is made effective as of the 24th day of July, 2009 (the “Effective Date”), by and among CUMIS INSURANCE SOCIETY, INC., an Iowa stock insurance company (“CUMIS”) and STATE NATIONAL INSURANCE COMPANY, INC., a Texas insurance company (“State National” and, collectively with CUMIS, the “Parties”).

RECITALS

The Parties acknowledge that this Agreement is based on the following:

A.                                    CUMIS and its ultimate parent company, CUNA Mutual Insurance Society (“CUNA Mutual”) and their respective subsidiaries and affiliates (hereinafter, CUMIS, CUNA Mutual and such subsidiaries and affiliates shall be referred to as the “CUNA Mutual Group”) underwrite and market financial and insurance products and services to Credit Union Organizations (as defined below) and their members in all fifty states and elsewhere throughout the world.

B.                                    The CUNA Mutual Group currently underwrites and markets consumer tracked collateral products insurance, and provides related tracking services, to Credit Union Organizations doing business in all fifty states and the District of Columbia (the “Territory”). Subject to receipt of applicable government and customer approvals, the CUNA Mutual Group plans (i) to cease underwriting consumer tracked collateral products insurance products, (ii) to transition a portion of its existing block of business to State National, (iii) to market comparable products underwritten by State National to the credit union marketplace throughout the Territory, and (iv) to enter into a reinsurance arrangement with State National with respect to the business which transitions to State National.

C.                                            State National and its affiliates (hereinafter, the “State National Group”) currently issue and administer consumer tracked collateral products insurance, and provide related tracking services, throughout the Territory.

D.                                            CUMIS and State National have agreed to enter into a relationship to make consumer tracked collateral products insurance and related services available to the credit union marketplace, and to enter into the reinsurance arrangements contemplated hereby, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for good and valuable consideration, including the mutual covenants contained in this Agreement, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE I

GENERAL PROVISIONS

1.1                                       Purpose.   The purpose of this Agreement is to set forth the terms of the relationship between CUNA Mutual Group and State National Group pursuant to which Covered Products issued by State National will be made available to Credit Union Organizations in the Territory through the distribution methods set forth in this Agreement. “Covered Products” shall mean collateral protection insurance policies issued in connection with an insurance program (a “Tracked CP Program”) for a Credit Union Organization pursuant to which an insurer (or its designee) tracks whether Members receiving Eligible Loans from such Credit Union Organization maintain required physical damage insurance coverage for the collateral securing such Eligible Loans and, if not, issues forced-placed certificates of insurance to Members covering physical damage to such collateral. The term “Covered Products” shall also include any lender coverages associated with those policies. For the avoidance of doubt, the term “Covered Products” shall not include (w) blanket collateral protection insurance policies or other “non-tracked” collateral protection coverage, (x) immediate issue collateral protection insurance policies (insurance policies of the types referred to in clauses (w) and (x) shall be referred to as “Non-Tracked CP Policies”), (y) collateral protection insurance policies covering risks relating to flood or title or (z) collateral protection insurance policies where the underlying collateral consists of real estate or improvements thereto (or any rights relating thereto). State National acknowledges that the CUNA Mutual Group is engaged in the business of offering collateral protection insurance products of the types referred to in items (w)-(z) of the preceding sentence, and that the CUNA Mutual Group may continue to offer such products without any restrictions and with CUNA Mutual Group retaining all of the risk and revenue associated therewith. The Covered Products insurance program and associated tracking services offered to Credit Union Organizations by CUNA Mutual Group and State National Group hereunder shall be referred to as the “Program.”

1.2                                        Program Participants.   With the exception of Pre-Existing State National Policyholders and Pre-Existing State National Target Opportunities, all CUMIS Policyholders and other Credit Union Organizations (a) with Eligible Loan counts of 1500 or more (or such lesser number of Eligible Loans as the Parties may agree) or annual aggregate premiums of $50,000 or more for existing Covered Products coverage, shall be “Eligible Program Participants” hereunder and (b) that agree to accept State National Policies during the term of this Agreement shall be “Program Participants” hereunder. “Pre-Existing State National Target Opportunities” shall mean Credit Union Organizations identified by State National, and listed on Schedule 9.l(D), where (a) State National has initiated sales discussions prior to the Effective Date and (b) State National contracts with such Credit Union Organization within six (6) months of the Effective Date.

1.3                                        Program Offering.   The Program will be offered throughout the Territory during the term of this Agreement. In addition, the Parties may agree to add Puerto Rico to the Program territory at some future date, in which event the term “Territory” shall thereafter be deemed to include Puerto Rico. If State National completely ceases to write Covered Products coverage in a particular jurisdiction, State National may, by providing CUMIS with at least one hundred twenty (120) days notice, elect to have the Program no longer offer Covered Products in such jurisdiction. In that event, however, CUNA Mutual Group may offer or distribute Covered Products in such jurisdiction outside of the Program notwithstanding anything herein to the contrary.

1.4                               Performance of Functions.

1.4(a)                Resources.   Each Party will provide (or arrange for a member of its affiliated group to provide) the necessary financial and human resource investment, operational activities, technology and facilities needed to develop and implement the arrangements provided for under this Agreement and applicable Laws. Each Party agrees to cooperate with the staff of the other Party (and its affiliated group) in the performance of obligations under this Agreement and to respond to requests for input or approval in a timely manner.

1.4(b)                Functions Performed by Others.   Each of CUMIS and State National, without the prior approval of the other Party, may have any member of its affiliated group perform its obligations under a Program Agreement, provided, however, that neither Party shall be entitled to have an unaffiliated entity perform any such obligations unless it shall first have obtained the prior written consent of the other Party (such consent not to be unreasonably withheld or delayed) and CUMIS acknowledges that TBA Insurance Group may retain unaffiliated sub-agents to provide product specialists and retention relationship managers in connection with the Program (it being understood that the arrangements with such sub-agents will not affect the CUNA Mutual Group’s rights hereunder, including (without limitation) the compensation payable to CMIA pursuant to the Agency Agreement, which shall be determined without reference to any commissions or other amounts due to or withheld by such sub-agents). In particular, each of the Parties acknowledges that the other Party will rely upon CUNA Mutual and CMIA (in the case of CUMIS) and TBA Insurance Group (in the case of State National) to provide certain functions contemplated hereby and by the other Program Agreements. Nevertheless, each Party will continue to be responsible for the performance of any of its obligations performed by another entity pursuant to this Section, including compliance with applicable Laws. CUMIS and State National agree to cause the members of the CUNA Mutual Group and the State National Group, respectively, to comply with the terms of this Agreement applicable to such affiliated group.

1.5                               Definitions.   The definitions set forth in Schedule 1.5 to this Agreement will apply unless the context clearly indicates otherwise.

1.6                               Conditions Precedent.   This Agreement and each Party’s rights and obligations are contingent upon the execution and delivery of the Reinsurance Agreement and the Agency Agreement by the respective parties thereto.

ARTICLE II

TRANSITION MATTERS

2.1                               Cessation of Underwriting.   Except as may otherwise be agreed by State National (which agreement shall not be unreasonably withheld or delayed), as soon as reasonably possible after the execution of this Agreement, CUMIS will contact the Department of Insurance or equivalent state regulatory authority in each state (or equivalent jurisdiction) in the Territory where prior notice or regulatory approval is required in order to allow CUMIS to cease underwriting and issuing Covered Products insurance coverage and to nonrenew CUMIS Policies.

2.2                               Endorsement; Account Transitions.   Following the expiration of any applicable notice period, and/or the receipt of any required regulatory approvals, CUMIS will provide notification to CUMIS Policyholders confirming that coverage under the CUMIS Policies will terminate as of a particular termination date and that CUMIS will no longer underwrite the Covered Products as of such date, and requesting that those CUMIS Policyholders which qualify as Eligible Program Participants agree to voluntary cancellations of their CUMIS Policies and a full cancellation of any individual certificates issued pursuant thereto, in each case as of a termination date specified by CUMIS, it being understood that the actual termination dates for each such CUMIS Policyholder may vary, depending on the underlying policy terms, applicable market exit rules and other factors relating to such CUMIS Policyholder and its domiciliary jurisdiction. CUMIS will issue notices of nonrenewal in a manner that complies with applicable Law and give proper notice of termination of any other contracts that relate to the Tracking Services. The notification will be accompanied by a communication in which CUMIS recommends that CUMIS Policyholders either replace their existing Covered Products coverage with one of the State National Policies or convert their coverage to a Non-Tracked CP Policy issued by CUMIS. The form of communication will be approved in writing by the Parties. The Parties will cooperate and coordinate the preparation of quotes on available State National products that will be delivered by CUNA Mutual Group sales representatives to CUMIS Policyholders. CUMIS will use reasonable commercial efforts to gain the consent of CUMIS Policyholders to an early termination of the existing CUMIS Policies (and a full cancellation of individual certificates issued pursuant thereto) and either (i) the issuance of replacement coverage by State National (including replacement coverage for the individual certificates that are cancelled as of the termination date) or (ii) the conversion to a Non-Tracked CP Policy issued by CUMIS, provided, however, that the Parties acknowledge that CUMIS Policyholders may elect to convert to another carrier or to wait until the end of their existing policy period before allowing their coverage to lapse, and that no member of the CUNA Mutual Group will have any liability to State National in such event. State National will cooperate with CUMIS in obtaining the consent of CUMIS Policyholders to accept State National Policies, and State National agrees to issue replacement certificates for the individual certificates outstanding under a CUMIS Policy as of the termination date in consideration for payment to State National (by the relevant policyholder, or by CUMIS on behalf of such policyholder) of an amount equal to all of the unearned premiums under the CUMIS Policy with respect thereto. CUMIS and State National acknowledge and agree that while the replacement policies and certificates issued by State National may not have identical coverages to those policies and certificates previously issued by CUMIS, they will be substantially similar. Certain additional matters relating to the transition of CUMIS Policyholders to a replacement State National Policy shall be as separately agreed in writing from time to time by the Parties’ respective senior representatives on the Advisory Committee.

2.3                               Policy Liabilities.   CUMIS will be solely responsible for all claims accruing under the CUMIS Policies in accordance with the terms and conditions of those policies, as well as for any claims of any third party for liabilities and/or obligations of CUMIS arising out of transactions or events occurring prior to the termination of a CUMIS Policy (collectively, the “CUMIS Policy Liabilities”). State National will have no liability or responsibility for the CUMIS Policy Liabilities. Except as provided below, State National will be solely responsible for all claims accruing under the State National Policies in accordance with the terms and conditions of those policies, as well as for any claims of any third party for liabilities and/or obligations of State National arising out of transactions or events occurring prior to the termination of a State National Policy (collectively, the “State National Policy Liabilities”). Except as provided for under the indemnification provisions of Article XIV or the reinsurance agreement executed pursuant to Section 5.2, no member of the CUNA Mutual Group will have any liability or responsibility for State National Policy Liabilities.

2.4                               Employee Transitions.

2.4(a)                It is the Parties’ intention that a portion of the CUNA Mutual Group employees who service CUMIS’ Tracked CP Program will be offered employment by State National Group. CUMIS will permit the CUNA Mutual Group employees who service CUMIS’ Tracked CP Program (“Eligible Employees”) to apply for employment with State National Group. State National Group will communicate to CUMIS the terms of any employment offers to Eligible Employees. For those Eligible Employees offered employment by State National Group, CUMIS will from time to time identify their available start dates.  CUMIS will coordinate with State National in arranging job fairs and interviews at mutually convenient times and locations. State National and CUMIS will cooperate in developing presentations and other materials for the Eligible Employees, including comparisons of the Parties’ respective salaries, benefit packages and other employment terms. State National will give due consideration to any qualified applicants from CUNA Mutual Group, provided that all final hiring decisions shall be made by State National Group, in its sole discretion. For those Eligible Employees who are ultimately offered employment by State National Group, State National will credit them with their years of service at CUNA Mutual Group for eligibility and vesting purposes with respect to State National Group’s benefit plans (including, without limitation, for purposes of eligibility for, and calculation of the amount and/or period of, severance and retirement benefits). CUMIS will use commercially reasonable efforts to assist State National Group in its efforts to recruit Eligible Employees, but CUMIS shall not be responsible for ensuring that such employees apply for positions with State National Group or accept any offers of employment. Additional procedures for identifying those CUNA Mutual Group employees who may be considered for employment by State National, coordinating State National’s recruitment of such persons, and otherwise relating to such employee transitions shall be as separately agreed in writing from time to time by the Parties’ respective senior representatives on the Advisory Committee.

2.4(b)                Except for Eligible Employees, during the Transition Period and for six (6) months thereafter, neither of the Parties (nor their affiliates) will, directly or indirectly, recruit, solicit or suggest or encourage employment of any of the employees of the other Party (or its affiliates). Notwithstanding the foregoing, the Parties and their affiliates may make general solicitations to the public (including solicitations by way of job-posting web sites) or solicitations by a retained third party so long as the third party is not directed by the Party (or its affiliates) to make such solicitation to employees of the other to which the foregoing limitations apply, and may hire any such person that responds to such a solicitation. Furthermore, notwithstanding the foregoing, either of the Parties may engage in discussions with and hire any employee of the other Party (or an affiliate) who voluntarily approaches that Party of his or her own accord without solicitation.

2.5                               Data Transfers.   As of the Effective Date of this Agreement, CUMIS provides virtually all of its tracking services to CUMIS Policyholders through its “Insured Value Policy Administration” system and TOTAL TRAC MX system (for purposes of this Agreement, such systems shall collectively constitute the “CUMIS Tracking Systems”). CUMIS shall, according to such schedule and in a format mutually agreeable to the Parties, transmit to State National the data elements, relating to the periods identified on Schedule 2.5 hereto (as the same may be modified from time to time by mutual agreement of the Parties, such agreement not to be unreasonably withheld), for each CUMIS Policyholder electing to become a Program Participant that have been entered into the CUMIS Tracking Systems (the “Required Policyholder Data” or “RPD”). The Parties acknowledge that there is a certain level of inaccuracy inherent in the data received, entered, stored, modified and maintained as part of a Tracked CP Program; CUMIS agrees that it shall use commercially reasonable efforts to ensure that the transmitted RPD is sufficiently accurate to enable State National to conduct the Program for each CUMIS Policyholder which becomes a Program Participant with substantially the same level of accuracy as the tracking services CUMIS provided for such CUMIS Policyholder prior to its acceptance of a State National Policy. CUMIS shall not be required to transmit any data elements to State National not constituting RPD. The Parties acknowledge that State National may request other data elements relating to Program Participants [e.g., data elements that have never been entered into the CUMIS Tracking Systems, and/or that pertain entirely to periods prior to those referred to on Schedule 2.5]; to the extent the Parties agree that CUMIS shall transmit any other data elements to State National, State National acknowledges, agrees and accepts that CUMIS provides no representation or warranty as to the accuracy or completeness thereof.  The Parties will use commercially reasonable efforts to develop an implementation plan for the transmission of RPD by no later than August 31, 2009; they agree that in developing said implementation plan, they shall take into account, among other factors, the time frames CUMIS shall reasonably require to provide the efforts required to ensure the level of RPD accuracy set forth herein and the resources State National has available to efficiently and effectively undertake the administration of a State National Policy for each Program Participant. The implementation plan may thereafter by modified from time to time by the Parties’ respective senior representatives on the Advisory Committee.

2.6                               Processing Customer Periodic Data Files.   The parties acknowledge: that as of the Effective Date of this Agreement, CUMIS Policyholders periodically transmit files containing their respective then-current loan data (the “Periodic Data Files”) to CUMIS in order to enable CUMIS to provide accurate and effective Tracking Services; that the Periodic Data Files are transmitted to CUMIS by CUMIS Policyholders in hundreds of different formats; and that in order for State National to meet the service standards for the Program Participants set forth in Schedule 4.1, it shall need efficient and effective means to receive, enter, store, process, modify, and maintain in the State National tracking system the Periodic Data Files transmitted by Program Participants. Accordingly, the Parties agree as follows:

2.6(a)                Not later than fifteen (15) days following the Effective Date of this Agreement, CUMIS shall provide to State National the manual format information and business rules used by CUMIS as of the Effective Date to reformat CUMIS Policyholders’ Periodic Data Files for entry, storage, processing, modification, and maintenance through the CUMIS Tracking Systems. CUMIS hereby grants State National a nonexclusive license to use such format information and business rules to develop those reformatting programs necessary to facilitate the entry, storage, processing, modification, and maintenance of the Periodic Data Files through the State National tracking system (the “Reformatting Programs”).

2.6(b)                State National shall in accord with the transition process time frames agreed to by the parties (i.e., the “Waves”) develop the specifications for and create the Reformatting Programs required to effect an efficient, effective, and complete transition to a State National Policy of each CUMIS Policyholder electing to become a Program Participant. CUMIS agrees to participate in review of the specifications and the testing of the Reformatting Programs to the extent reasonably requested by State National.

2.6(c)                 To simplify the transition for those CUMIS Policyholders electing to become Program Participants, the Parties agree that they shall initially direct said Program Participants (except for those CUMIS Policyholders, described below, for whom CUMIS does not have format information or business rules) to continue to send their Periodic Data Files to CUMIS in the same manner as they had prior to their transition to State National Policies. State National hereby authorizes CUMIS to, and CUMIS agrees to, receive the Periodic Data Files from such Program Participants. The parties agree that CUMIS shall exert commercially reasonable efforts to transmit the Periodic Data Files of such Program Participants to State National within one (1) business day of receipt in the same form as CUMIS receives same from such Program Participants.

If there are any errors/issues with a Periodic Data File, State National shall identify the errors/issues, report them to CUMIS and CUMIS shall facilitate initial communication between the appropriate representatives of State National and the given Program Participant. As part of its Program administration responsibilities, State National shall then work directly with the Program Participant to resolve the errors/issues in a commercially reasonable timeframe. All other Program Participants (e.g., Credit Union Organizations obtaining State National Policies through the Program following the Effective Date of this Agreement) shall be directed to transmit their Periodic Data Files directly to State National. At such time as the Parties mutually agree, which agreement shall not be unreasonably withheld, CUMIS and State National shall direct CUMIS Policyholders electing to become Program Participants to send their Periodic Data Files to State National.

2.6(d)                The parties acknowledge that as of the Effective Date, there are some CUMIS Policyholders for which CUMIS has not developed format information and/or business rules to facilitate the entry, storage, processing, modification, and maintenance of said CUMIS Policyholders’ information through the CUMIS Tracking Systems. The parties agree: that CUMIS shall have no obligation or responsibility to develop format information and/or business rules relating to such CUMIS Policyholders; that State National shall have the entire obligation and responsibility to develop Reformatting Programs for such CUMIS Policyholders electing to become Program Participants; and that such Program Participants shall be directed to transmit their Periodic Data Files directly to State National rather than through CUMIS.

2.6(e)                 The Parties acknowledge that the Periodic Data Files provided by some CUMIS Policyholders electing to become Program Participants will contain information pertaining to collateral protection insurance policies administered by CUMIS that are not included in the Program (e.g., flood, title, real estate collateral). Prior to its transmission of such Periodic Data Files to State National, CUMIS shall remove such non-Program information from the Periodic Data Files. CUMIS acknowledges, however, that it shall remain obligated to transmit all information in the Periodic Data Files relating to the Program to State National in the same form as CUMIS receives same from the Program Participant(s).

2.6(f)                  If during the term of this Agreement, for reasons such as efficiency or customer relationship, the Parties agree with any Program Participant that such Program Participant may transmit a single Periodic Data File containing both Program information and information pertaining to collateral protection insurance policies administered by CUMIS that are not included in the Program, CUMIS may, at its sole discretion, elect to receive such transmission directly from such Program Participant; in such event, the Parties’ processes and CUMIS’ obligation for transmission of Program information to State National shall be as provided in subsection (e) of this Section 2.6.

2.6(g)                State National acknowledges and agrees that CUMIS’ obligation in relation to the matters contemplated by this Section 2.6 is limited to the accurate and complete transmission to State National of Program-related information in the form and to the extent such is received from the Program Participant; CUMIS does not warrant or represent, nor is otherwise accountable for, the substantive accuracy, consistency, or completeness of the information received from any Program Participant.

2.6(h)                State National agrees that upon completion of a Reformatting Program, State National shall have the entire obligation and responsibility for maintenance and support of the Reformatting Program. The parties agree that to the extent that a Program Participant alters the format(s) it uses to transmit Periodic Data Files during the term of this Agreement, State National shall have the entire obligation and responsibility to develop the specifications for and create a replacement Reformatting Program for said Program Participant.

2.6(i)                   State National agrees that it shall have the entire obligation and responsibility for accurate, timely, and complete transmission to the Program Participants of their respective posting files resulting from the processing of the Periodic Data Files by the State National tracking system.

ARTICLE III

ADMINISTRATIVE PROVISIONS

3.1                               Advisory Committee.

3.l(a)                   Establishment.   CUMIS and State National will establish an “Advisory Committee” to facilitate development and implementation of the Program. The Advisory Committee will be comprised of representatives designated by CUMIS and State National.

3.l(b)                   Purposes.   The Advisory Committee will discuss and provide input into the critical elements of the Program including product offerings, product design, pricing, credit union reimbursements and expense allowances, underwriting, marketing, sales and distribution, sales results, service (including the monitoring of compliance with service level standards), administration, claims, transition, technology, and finance, provided that the foregoing shall not otherwise limit the Parties’ respective responsibilities hereunder. In particular, the Advisory Committee will discuss the impact of pricing, credit union reimbursements and expense allowances, underwriting, claims and other decisions on the marketing of the Program, and will, with reasonable frequency, compare performance projections set forth in the Business Plan against actual results and also review actual operating results. The Advisory Committee will review the Underwriting Guidelines at least once per year.  The Advisory Committee will have no formal decision-making authority, but will serve only as a mechanism for facilitating communication between the Parties with respect to the Program. Nothing set forth in this Article III will in any manner modify or supersede the provisions of Article IV hereof, and to the extent that any of the provisions of this Article III are in conflict or are inconsistent with the provisions of Article IV, the latter will govern.

3.1(c)                 Meetings.   The Advisory Committee will meet, in person or telephonically, at least monthly during the Transition Period and thereafter will consult on a regular basis, including by means of participating in a regular quarterly meeting and other special meetings from time to time as mutually agreed by the Parties, at locations as may be mutually agreed by the Parties. The Advisory Committee will report to appropriate senior management staff of CUNA Mutual Group and State National Group, including reporting results of operations with respect to the Program.

3.2                               Business Plan.   The Parties shall develop three-year business plans for the Program which, unless otherwise agreed, will be updated annually (the “Business Plan”). State National will have primary responsibility (together with consultative input from CUMIS) to develop the initial Business Plan for the Program by no later than December 1, 2009 and to develop further updates at least 30 days prior to the commencement of each subsequent calendar year. The Business Plan will contain guidelines related to the solicitation and provision of Covered Products to Credit Union Organizations, including implementation timelines, sales targets and financial goals. The Business Plan will be a non-binding statement of the Parties’ mutual goals with respect to the growth and implementation of the Program, and be used to facilitate the implementation of the Parties’ obligations hereunder; provided, however, that all binding contractual obligations, representations, warranties, and covenants of the Parties with respect to the subject matter of this Agreement are contained in this Agreement. The Parties will make revisions and adjustments to the Business Plan as mutually agreed to be necessary or advisable from time to time.

3.3                               Systems.   With respect to any systems or technology used by State National which the CUNA Mutual Group may be required to access in connection with the Program, State National agrees that CUNA Mutual Group may use such systems and technology in connection with the Program during the term hereof, at no cost to CUNA Mutual Group unless State National incurs material out-of-pocket costs in making such systems and technology available to the CUNA Mutual Group, in which case the Parties shall mutually agree on an equitable allocation of such costs. If requested, State National shall enter into a formal license for the use of such systems and technology by CUNA Mutual Group in connection with the Program, pursuant to a technology agreement (the “Technology Agreement”) in form and substance reasonably satisfactory to the Parties.

Article IV

PROGRAM RESPONSIBILITIES

4.1                               Product Issuance and Administration.   Except as otherwise expressly set forth in this Agreement, State National will issue all policies for Covered Products under the Program, shall enter into (or cause TBA Insurance Group to enter into) reimbursement and/or expense allowance agreements with Program Participants, and shall be responsible for all product development (consistent with applicable legal and regulatory requirements), policy change, product pricing, billing and collection, records management, premium audit, loss prevention, and claims handling with respect to all Covered Products made available through the Program. These functions will be performed in a competent, professional and commercially reasonable manner consistent with process and service standards mutually agreed upon by the Parties from time to time, including (without limitation) the Service Standards set forth on Schedule 4.1 hereto, as the same may be amended from time to time by mutual agreement of the Parties. In the event of any repeated failure by State National to meet the service level standards for the Program, the Parties shall cooperate in the development of a mutually acceptable remediation plan. If State National fails to comply with the terms of any remediation plan, such failure shall be considered a material breach of this Agreement entitling CUMIS to exercise its rights under and in accordance with the terms of Article XII hereof.

Product design, pricing and expense reimbursement allowances shall be determined by State National in consultation with CUNA Mutual Representatives and otherwise be in accordance with the Underwriting Guidelines. It is the intent of the Parties that the pricing for the Program will reflect actual experience of Program business as soon as practicable. State National will monitor the experience of the Program business to determine the point at which the pricing can be based on the actual claims, loss adjustment and underwriting expense of the Program Business.

State National will utilize State National policy forms and the forms of reimbursement/expense allowance agreements in force on the Effective Date, with material amendments thereto subject to CUNA Mutual’s prior written consent (except where required in order to comply with applicable Law), which consent shall not be unreasonably withheld or delayed (it being understood that CUMIS will use its best efforts to respond to any request within ten (10) business days). Upon request, State National shall provide CUNA Mutual with copies of all policy forms and reimbursement agreements in effect from time to time.

4.2                               Underwriting Guidelines.   The Parties acknowledge and agree that the applicable rating plans, premiums and expense reimbursement allowances with respect to the State National Policies, and certain other matters relating to underwriting of the State National Policies, will be determined in accordance with the underwriting guidelines agreed to by the Parties (the “Underwriting Guidelines”) and attached as Schedule 4.2 hereto. The Underwriting Guidelines may be revised by mutual agreement of the Parties.

4.3                               Marketing Functions.   The Parties shall perform the marketing functions for the Program in accordance with the following principles.

For all Credit Union Organizations other than those which qualify as Pre-Existing State National Policyholders, Pre-Existing State National Target Accounts or State National Lead Opportunities (as defined below), CMIA will provide the single point of contact for the Credit Union Organization, State National will provide subject matter experts and retention relationship managers, and CMIA and State National will use a mutually agreed process to jointly assess, propose and close transition and new sale opportunities, which joint activities shall include: (i) determination of the Credit Union Organizations to be targeted; (ii) determination of the marketing and sales distribution methods to be used for the Program; (iii) soliciting Credit Union Organizations to participate in the Program; (iv) development of all marketing materials and marketing programs; (v) determination of the nature, extent, timing and implementation of the various marketing activities; and (vi) performance of any testing (of effectiveness or otherwise) of the marketing and sales methods and programs. Set forth in Schedule 4.3 is the bonus structure for the CMIA single point of contact for Covered Products. Such bonus structure may be revised by mutual agreement of the Parties.

For all State National Lead Opportunities, State National will provide the single point of contact, subject mater experts and relationship managers for the Credit Union Organization, and State National will assess, propose and close new sale opportunities. Upon State National contracting with a State National Lead Opportunity, such Credit Union Organization shall be considered a Pre-Existing State National Policyholder and not a Program Participant. “State National Lead Opportunities” shall mean Eligible Program Participants first identified by State National as candidates for the Program and with which CUNA Mutual Group has no pre-existing core product relationship. In the event of any dispute over whether a Credit Union Organization qualifies as a State National Lead Opportunity, the dispute shall be referred to the Advisory Committee for final resolution.

The Parties will cooperate to establish an electronic link on CUNA Mutual’s website to allow Credit Union Organizations to access Program-related information and State National’s service functions through the CUNA Mutual website.

State National acknowledges that CMIA’s marketing of the Program will be coordinated with the other marketing activities of the CUNA Mutual Group and that CUNA Mutual Group shall have the right to market the Program with other products and services offered by the CUNA Mutual Group and/or coordinate the timing and other aspects of the marketing of such products and services with the marketing of the Program, but consistent with the Business Plan. However, all marketing materials containing references to the Program shall be subject to the approval of the Parties and such references may only be revised by mutual agreement of the Parties. CUMIS shall submit all such materials to State National for prior review. State National shall provide CUMIS with any requested changes within ten (10) business days.

4.4                               Marketing Materials.   State National will, at its annual expense of not greater than $10,000 (or such greater amount as State National may agree), provide CUNA Mutual Group with State National’s standard product brochures and related marketing materials with respect to the Covered Products. These brochures and materials shall be made available to Credit Union Organizations, together with mutually developed marketing materials which are Program-specific. State National will file and secure approval of all advertising or marketing materials and marketing programs to be used for the Program that require filing or approval under any

Laws and will respond to inquiries regarding those documents received from any governmental authority.

No materials that State National sends to Program applicants or policyholders, or otherwise provides to CUNA Mutual Group hereunder, will contain any promotional or other information about products not sold through the Program. State National shall submit all materials to CUMIS for prior approval. CUMIS shall provide State National with any requested changes within ten (10) business days. CUMIS understands that initially State National may unintentionally violate the requirements of this paragraph while necessary systems changes are made and, for that reason, unintentional violations during the first twelve months from the Effective Date will not be considered a breach provided State National takes all reasonable actions it can to remedy the violation.

Each Party shall have the right to approve the use of its (or its affiliated group’s) name, trademark, service mark, logo or other identification in all marketing materials, as well as any representations in any marketing materials that relate to the performance of its obligations with respect to a Covered Product.  State National agrees to respond to requests for approval within ten (10) days. The use of such identification and materials and the ownership of such marketing materials is governed by Article VII of this Agreement.

4.5                               Product Filings.   State National will make all filings State National determines are required by any Laws in connection with the issuance of the Covered Products, including all rate and policy form filings, and will respond to inquiries regarding those documents.

4.6                               Policyholder Service.   Without limiting the foregoing, State National will perform the tele-servicing functions for the Program, including answering policyholder questions and handling policyholder requests. These functions shall be performed in a competent, professional and commercially reasonable manner in accordance with mutually agreed upon service standards (including those set forth in Schedule 4.1 hereto). State National will transfer all non-Program telephone calls from Credit Union Organizations (other than those relating to Permitted Activities) to a toll-free number provided by CUMIS and refer all requests for non-Program products and services to CUNA Mutual Group (other than those relating to Permitted Activities). State National also agrees to perform the tele-servicing function in a manner that focuses on the unique nature of credit unions and embraces the affinity relationship between CUNA Mutual Group and the credit union. In particular, State National will maintain a dedicated toll-free number for claims reporting and will handle calls in a manner that identifies the Program. CUMIS will, at its expense, provide agreed-upon on-site training and support to State National’s staff related to the credit union philosophies and methods to capitalize on these factors under the Program. CUMIS will have the right, at its expense, to monitor and audit on-site State National’s performance of tele-servicing functions at such times and in such manner as CUMIS reasonably requests.

4.7                               Training.   State National will, at its own expense, provide periodic training (on a “train the trainer” basis) to certain of CUNA Mutual’s home office and field personnel to facilitate implementation of the Program, including training with respect to: terms of the Covered Products; accessing State National’s quoting and new business data entry systems; and other issues as agreed upon by the Advisory Committee.

4.8                               Claims Functions.   State National shall perform in a competent, professional and commercially reasonable manner all claims-handling functions for the Program. The claims-handling function includes, but is not limited to, handling of all physical damage matters, subrogation and salvage activities, bodily injury matters, liability claims and litigation.

State National shall provide CUMIS with a monthly report of any claim or loss for which the claimed amount is at least $25,000 (or such other amount as the Parties may agree in writing), which monthly report shall include the estimated amount of the net loss and adjustment expense in connection with each such claim or loss and of any subsequent changes in such estimates.

From time to time, CUMIS may request that State National give special consideration to the claims made by one or more Program Participants in relation to the Program, and State National agrees to consider such matters in good faith, it being understood that State National may, in its discretion, elect whether to make any associated claims payments. Alternatively, in the event that State National intends to give special consideration to any other Program Participant, State National shall first provide CUMIS with prior written notice thereof, and with the reasons for doing so. In such event the total aggregate claims for which CUMIS is proportionally liable under the Reinsurance Agreement shall not exceed (a) one percent (1%) of Net Premium in any calendar year or (b) $10,000 for any one claim payment.

4.9                               Compliance.   Each Party agrees to comply with any Laws relating to the performance of its obligations hereunder and, whenever necessary, to maintain (or to cause the applicable member of its affiliated group to maintain) at its own expense, all licenses, certificates of authority to transact business or other regulatory approvals necessary to perform its duties and obligations hereunder. If CUMIS or State National is prohibited by Laws from performing any functions under this Agreement that are permissible for CMIA or TBA Insurance Group to perform, those functions shall be performed by CMIA or TBA Insurance Group, as applicable. Each Party agrees to provide reasonable cooperation as necessary to achieve compliance hereunder but neither Party will be responsible for the other Party’s compliance. Each Party will forward to the other, as soon as possible but in any event prior to the date a response is due (if possible) and within ten (10) Business Days after receipt, any written communication from a state or federal regulatory agency relating to the imposition of any fines or other sanctions with respect to, or the revocation or suspension of any license or other authority required in connection with, the Party’s performance of its duties and obligations under this Agreement. If any legal action is brought against any member of the State National Group or the CUNA Mutual Group, and the affected Party believes an adverse outcome under that legal action could have a material adverse effect on the ability of the affected Party, respectively, to fulfill its obligations hereunder, then the affected Party will promptly communicate to the other Party the receipt of notice of the action and provide such details as may be requested by the other Party.  A Party may withhold information which it believes is subject to attorney/client or other privilege. A Party will not be obligated to make any disclosure that would violate any securities, Blue Sky, or similar Laws.

ARTICLE V

FINANCIAL ALLOCATIONS

5.1                               Commissions.   State National confirms that TBA Insurance Group, and its sub-agents, have been appointed as State National’s exclusive agents to solicit Credit Union Organizations in connection with Covered Products, and that such appointment shall remain in effect throughout the term hereof (including during any run-off period). State National agrees to cause TBA Insurance Group to enter into the Agency Agreement in the form attached as Exhibit A hereto, simultaneously with the Parties’ entry into this Agreement, and to ensure that sales commissions are paid to CMIA for Program Business in accordance with the terms thereof. CUMIS agrees to cause CMIA to enter into the Agency Agreement in the form attached as Exhibit A hereto, simultaneously with the Parties’ entry into this Agreement.

5.2                               Reinsurance.   State National and CUMIS shall enter into the Reinsurance Agreement in the form attached as Exhibit B hereto, as a condition precedent to the Parties’ entry into this Agreement.

5.3                               Credit Union Reimbursements.   State National shall determine expense reimbursement allowance arrangements with Program Participants in consultation with CUNA Mutual Representatives and otherwise in accordance with the terms of Section 4.1 hereof. State National will cause TBA Insurance Group to pay any expense reimbursement amounts due to Credit Union Organizations in connection with the Program, and TBA Insurance Group shall be entitled to fund such payments with the commission payments due to CMIA pursuant to the Agency Agreements on the terms and otherwise subject to the conditions set forth on Exhibit A thereto.

5.4                               Credit Union Leagues.   All fees to be paid to credit union leagues in connection with the Program shall be determined by CUMIS, in its discretion. CUMIS shall pay such amounts directly to the credit union leagues.

ARTICLE VI

RECORDS AND REPORTS

6.1                               Records and Recordkeeping Systems.   The Parties shall determine what records and recordkeeping systems shall be used by State National Group in the administration of the Program. At a minimum, the Parties shall keep such records necessary to meet all legal and regulatory requirements and to fulfill the requirements of this Agreement.

6.2                               Provision of Claims and Other Information.   On a periodic basis no less frequently than monthly (or upon such other frequency as the Parties mutually agree), and as of the effective date of termination of this Agreement, State National will provide claims information in the format attached hereto as Schedule 6.2 (with such changes thereto as the Parties may agree from time to time). In furtherance of the foregoing, the Parties shall implement a monthly claims review meeting at which State National shall provide claims development information in such detail as CUMIS may reasonably request.

6.3                               Access to Records.

6.3(a)                CUMIS Access.   CUMIS (or its designee) shall have the right, at its sole expense, to examine the records of State National Group, wherever located, related to the CUNA Mutual Group’s rights and interests under the Program Agreements. This right includes the right for itself and its designated representatives and agents to audit such records at its sole expense during business hours by providing at least five (5) days notice setting forth the items to be examined. In particular, CUMIS (or its designee) shall have a right to access and review all State National Group records relating to claims, premiums, reserves, losses, loss adjustment expenses, expense reimbursements payable to Credit Union Organizations, and other account history information for Program Business, as well as information relating to any costs or expenses or other items of a type which State National Group attempts to charge to CUNA Mutual Group (it being understood that CUMIS shall not be entitled to audit State National’s general expense records, except with respect to any items therein which State National Group attempts to charge to the CUNA Mutual Group).

6.3(b)                State National Access.   State National shall have the right, at its sole expense, to examine the records of CUNA Mutual Group related to the Program activities of CUNA Mutual Group’s representatives by providing CUMIS with at least five (5) days notice setting forth the items to be examined.

6.4                               Rights to Information.

6.4(a)                Generally.   State National, on behalf of itself and all members of the State National Group, agrees that CUNA Mutual Group will have, subject to its obligations under the provisions of Section 12.4(f) if it is the selling Party, the perpetual, worldwide, irrevocable right to use, store, and reproduce any lists or records of Credit Union Organizations and their Members that are obtained for processing or other purposes as a result of the Program, including quotes, claims information and other information related thereto and will (during the term of this Agreement and until the expiration of all liabilities related to the Program Business), have the right to access any such items that are in the possession of the State National Group, provided, however, that in the event that CUMIS is the selling Party in a buy-out pursuant to Article XII, for a period of five years following the conclusion of such buy-out, CUMIS shall not use any premium history, rate information, or coverage information that it received from State National with respect to a Program Participant during the term hereof (and that is not generally known in the industry or known to the un-aided memories of CUNA Mutual Group employees) in a manner that is adverse to the interests of State National, should CUMIS seek to distribute

Covered Products to Program Participants following the termination of this Agreement and the non-compete period referred to in Section 12.4(f). CUMIS acknowledges that privacy and confidentiality Laws and requirements may apply.

6.4(b)                No Cross-Selling.   State National, on behalf of itself and all members of the State National Group, further agrees that all of the lists and records referred to in Section 6.4 (a) that it may at any time possess will not be used by it or any member of the State National Group or any third party performing any function on its behalf for any purpose or to whom such information was provided by State National, for any reason except as may be necessary to carry out its obligations under a Program Agreement or applicable Law or as may be expressly permitted under a Program Agreement. Notwithstanding the foregoing and the provisions of Section 9.2, after the expiration of the non-compete set forth in Section 9.2, State National may use the names of Program Participants and their Members for Permitted Activities if State National obtains permission for such activity from the applicable Program Participants.

6.5                                      Disaster Recovery.   With respect to its systems that support Program Business, State National Group shall perform automatic and regularly scheduled backup of data and maintenance of procedures for restoration of such backups, with such backups stored at a location different from that of the receiving server pursuant to usual and customary practices. State National will, upon request, provide up-to-date disaster recovery plans along with its disaster recovery-testing schedule. From time to time but not more than once in every twelve-month period and at the cost and expense of CUMIS, CUMIS or its authorized representative may audit the disaster recovery plans of State National Group in connection with systems that support Program Business. State National Group shall cooperate reasonably with any such audit. State National Group shall apply all disaster protection and recovery mechanisms set forth in such plans (as same are updated by State National from time to time) to avoid and/or minimize the loss of service and/or damage arising from any impairment caused by and/or resulting from a “Disaster”. For the purposes herein, a “Disaster” shall be defined as any threatened or actual interruption or shutdown (of any duration) of any State National Group or subcontractor facility that directly or indirectly affects State National Group’s performance of its obligations under a Program Agreement. A Disaster may be “declared” by mutual agreement or by either Party individually acting in good faith and with reasonable judgment. State National represents and warrants that the plan(s) will be actively reviewed, updated, and tested on at least an annual basis, that it will provide CUMIS thirty (30) days’ advance notice of said testing and a reasonable opportunity to witness and/or participate in said test, and that it will provide evidence of the said testing (and the results thereof) as requested by or on behalf of CUMIS. Insofar as it affects State National Group’s performance of its obligations under a Program Agreement, State National Group is responsible for ensuring required plans for its authorized subcontractors are installed and actively reviewed, updated, and tested at least annually and shall secure the consent of said subcontractors for CUMIS to witness and/or participate in said testing and to receive evidence of the testing (and results thereof) as requested by or on behalf of CUMIS. The recovery time objective for full resumption and continuation of services following declaration of a Disaster shall be set forth in the plans and shall constitute the full force majeure period relating to any declared Disaster.

ARTICLE VII

INTELLECTUAL PROPERTY

7.1                               Trademarks and Advertising.   State National, on behalf of itself and all members of the State National Group, and CUMIS, on behalf of itself and all members of CUNA Mutual Group, each agrees that it shall not use the corporate name, trade name, trademark, service mark, or other identifier of any member of the other Party’s group or its products or services, without the written consent of the other. Each Party hereby acknowledges the validity, and shall not attack the validity, of the other Party’s (or its Group) corporate name, tradenames, trademarks, service marks or other identifiers. When this consent is given for any of the foregoing items, the Party given consent shall limit the use of the item to the specific purposes for which authority was given and to the extent necessary for the performance under the Program Agreements and subject to any other limitations and conditions (including graphics depictions and rights of product quality assurance) imposed as a consideration for the use. Any such authorization shall be non-exclusive and inure to the benefit of the Party granting the consent. The Party given the right to use the item shall not acquire any other right or interest in the item as a result or consequence of the consent or the use of the item, and all rights to its usage shall terminate when the other Party terminates its consent or, at the latest, when its use is no longer required for purposes necessary to its performance under the Program Agreements. If requested, State National shall enter into a license agreement, in form and substance reasonably satisfactory to the Parties, confirming that the CUNA Mutual Group enjoys a royalty free license to use the “State National” name and logo in connection with the Program.

7.2                               Advertising.   All advertising materials for the Program or mentioning the Program shall accurately disclose each party’s respective role in providing the Covered Products and otherwise comply with truth in advertising requirements of applicable Law. The term “Advertising” means printed and published material or any material broadcast by radio, television, computer or other electronic means designed to create interest in the Program or to induce Credit Union Organizations to purchase, increase, modify, reinstate or retain Covered Products under the Program or to participate in the Program.

7.3                               Ownership of Advertising and Promotional Material.   All trade names, trademarks, campaign themes and service marks developed by the Parties during the term of this Agreement for the specific purpose of soliciting Credit Union Organizations to participate in the Program will be the exclusive property of the Party exercising the Buy-Out Right. Each Party will retain all right, title and interest in any pre-existing materials forming a part of or incorporated into such Program-specific materials.

ARTICLE VIII

RELATIONSHIP BETWEEN THE PARTIES

8.1                               Contractual Relationship.   The relationship between the Parties (and their affiliates) established in, and as a result of, the Program Agreements is exclusively a contractual relationship.

8.2                               No Entity.   The Parties agree that the Program Agreements are not intended to and do not create any separate entity, any joint assets or joint interests of any form or nature; give rise to any rights based on partnership or partnership principles, equitable or otherwise; or create any other principles, equitable or otherwise, or any other rights which are not expressly provided for in this Agreement or another Program Agreement.

8.3                               Independent Contractors.   Under this Agreement, and each of the other Program Agreements, each Party intends to be and is an independent contractor engaged in its own and entirely separate business and shall at all times represent itself only as an independent contractor who has entered into a contract with the other Party as expressly provided in this Agreement and the other Program Agreements.

8.4                               Control.   Each Party is interested only in the operational results obtained by the other Party and, except as may be otherwise expressly provided in a Program Agreement, obtains no control over the other Party with respect to its organization, affairs, operations, business or the manner, means or methods by which it conducts its business, performs its obligations or obtains the results called for under the applicable Program Agreement.

8.5                               Representation.   The Parties agree that, except with respect to the marketing functions to be performed by CUNA Mutual Group as a representative of State National Group in accordance with the terms hereof and of the Agency Agreement, nothing in this Agreement establishes, or shall be construed or interpreted to constitute, either Party (or any affiliate thereof) as a partner, co-venturer, agent or representative of the other Party and, except as aforesaid, neither Party shall have, nor represent to any person that it has, any right, power or authority to bind the other Party, transact any business in the other Party’s name or on its behalf, or make any promises or representations on behalf of the other Party, except in each case, as may be expressly authorized in writing by the other Party.

8.6                               Employees.   Each Party shall be the sole employer of its employees.

ARTICLE IX

EXCLUSIVITY; COVENANT NOT TO COMPETE

9.1                               CUNA Mutual Group Non-Compete.   During the term of this Agreement, CUMIS shall not permit any member of the CUNA Mutual Group to sell, promote the sale of, or distribute, whether directly or indirectly, (i) any Covered Product to any Credit Union

Organization located in the Territory, except pursuant to the Program (it being understood that the foregoing shall not limit the CUNA Mutual Group’s rights under Section 1.3 or CUMIS’ right to maintain any CUMIS Policies with CUMIS Policyholders until the end of current policy periods or such longer period as may be required under applicable Law) or (ii) any credit disability/credit life/debt cancellation product, GAP insurance product, accidental death and dismemberment coverage, or mechanical breakdown/vehicle repair warranty program product to any Credit Union Organization which is an existing customer of State National with respect to such product on the Effective Date or a Pre-Existing State National Target Opportunity (in each case, as identified on Schedule 9.1); provided, however, that (a) in the event a Trigger Event occurs and State National makes the election referred to in Section 9.2, then the restrictions referred to in this clause (ii) shall no longer apply, and (b) the foregoing shall not limit the CUNA Mutual Group’s right to acquire an entity with a line of business involved in the sale or distribution of Covered Products to Credit Union Organizations and thereafter (if CUMIS so elects) to operate such acquired line of business independent from the Program provided that the aggregate number of loans which such acquired entity tracks for Credit Union Organizations does not exceed 1,000,000 at the time of acquisition.

9.2                               State National Group Non-Compete.   Set forth in the Disclosure Letter is a list of those Credit Union Organizations to which the CUNA Mutual Group sells or distributes one or more of the following core products as of the Effective Date: credit union protection (CUP) products or their equivalent; credit disability/credit life/debt cancellation products; retirement/wealth management products; and any personal lines auto/home/life products. State National shall not permit any member of the State National Group to sell, promote or otherwise distribute, whether directly or indirectly, any insurance products, financial products or services, or any other products or services, to any Credit Union Organization listed in the Disclosure Letter that is located in the Territory (as such list may be modified from time to time by CUMIS during the term of this Agreement, to reflect changes in CUNA Mutual Group’s core product customers) or to any of its Members, employees or affiliates, except on a brokered basis for a member of the CUNA Mutual Group. The foregoing obligation shall apply during the term of this Agreement and thereafter for two years, provided, however, that in the event a “Trigger Event” occurs on or after December 31, 2010, then State National may elect (on thirty (30) days’ written notice) for its non-compete obligation under this paragraph to apply only to (x) those Credit Union Organizations which are then (or were previously) included as Program Participants hereunder and (y) those Credit Union Organization that were introduced or referred to State National by a member of the CUNA Mutual Group. However, nothing contained in this Section 9.2 shall limit State National’s right (i) to provide Covered Products to Program Participants through the Program or, with respect to any Credit Union Organizations which are Pre-Existing State National Customers or Pre-Existing State National Target Opportunities, through State National’s existing distribution channels, (ii) to continue to provide credit disability/credit life/debt cancellation products, GAP insurance products, accidental death and dismemberment coverage, or mechanical breakdown/vehicle repair warranty program products to any existing customer of State National with respect to such product(s) on the Effective Date or to any Pre-Existing State National Target Opportunities, (iii) to continue to operate, and provide insurance products through, its Program Services Division, on substantially the same basis as it does so today (i.e., where an unaffiliated party markets and underwrites the business and provides other customary services of a managing general agent, and State National Group’s net retention does not exceed ten percent (10%) of the covered business), or (iv) to acquire an entity which brokers or underwrites a Tracked CP Program for Credit Union Organizations and to continue to operate the existing book of business of such acquired entity independent from the Program, provided that the aggregate number of loans which such acquired entity tracks for Credit Union Organizations does not exceed 1,000,000 at the time of acquisition.

For any other Credit Union Organizations not referred to in the preceding paragraph, State National shall not permit any member of the State National Group to sell, promote or otherwise distribute, whether directly or indirectly, any products or services of a type which are provided to such Credit Union Organization, its members, employees or affiliates by the CUNA Mutual Group as of the Effective Date (as listed in the Disclosure Letter and as the same may modified from time to time). This non-compete obligation shall apply during the term of the Program and thereafter for two years provided, however, that in the event that a Trigger Event occurs and State National makes the election referred to in the preceding paragraph of this Section 9.2, then the restrictions referred to in the preceding sentence shall no longer apply.

9.3                               Trigger Event.   A “Trigger Event” shall arise if (i) during any calendar year (starting with calendar year 2010), the Parties do not originate Covered Product sales with new Program Participant accounts which together have at least 100,000 Eligible Loans in the aggregate (calculated on the basis of the Eligible Loans data first supplied by such Program Participants after entry into the Program) or (ii) during any two consecutive calendar years (starting with calendar years 2010-2011), the Parties do not originate Covered Product sales with new Program Participant accounts which together have at least 400,000 Eligible Loans in the aggregate (calculated as described above). In the event widespread credit union mergers and consolidations significantly impact the pool of remaining Eligible Loans for non-Program Participants, the Parties shall reconsider the foregoing Trigger Event thresholds and make appropriate adjustments.

9.4                               No Further Restrictions.   Except as provided for above, each Party shall be entitled to compete for the business of any Credit Union Organization, its Members, employees and affiliates.

9.5                               Permitted Activity.   Any activity that is not otherwise prohibited under this Article IX shall qualify as a “Permitted Activity”.

9.6                               Requests for Exceptions.   Until termination of this Agreement each Party shall, in good faith, consider any proposal by or on behalf of the other Party to engage in any activities that do not qualify as Permitted Activities hereunder.

9.7                               Indirect Activities.   The restrictions contained in this Article apply to any of the stated activities, whether performed by the restricted Party through any type of ownership (other than ownership purely of an investment nature which does not allow a Party to exert any significant influence or control) or as a principal, agent, employer, adviser, consultant, partner, or in any individual or representative capacity whatsoever, either for its own benefit or for the benefit of others.

ARTICLE X

CONFIDENTIALITY

10.1                        Confidentiality.   The terms and conditions of the Confidentiality Agreement dated April 29, 2009 between CUNA Mutual and State National (the “Confidentiality Agreement”) shall remain in full force and effect and continue to bind the CUNA Mutual Group and State National Group. The Parties agree to treat all Confidential Information exchanged by the Parties in connection with the Program (whether before or after the Effective Date) in the manner contemplated by the Confidentiality Agreement, on the understanding that the “Business Purpose” referred to therein shall hereafter be construed to include the conduct of the Program in accordance with the terms of this Agreement and the other Program Agreements, and any other activities permitted hereby or thereby.

10.2                        Survival.   In the event this Agreement is terminated for any reason, the covenants and agreements referred to in this Article shall survive indefinitely thereafter.

ARTICLE XI

SPECIFIC ENFORCEMENT OF COVENANTS

11.1                        Enforcement of Covenants.   Each Party agrees that a violation or threatened violation on its part of any covenant contained in Article VII (Trademarks and Advertising), Article IX (Exclusivity; Covenant Not to Compete), and Article X (Confidentiality) would cause such damage to the other as would be irreparable, and that each such covenant is material, and, for that reason, each further agrees that the other shall be entitled as a matter of right, without need to post a bond, to an injunction or specific performance from any court of competent jurisdiction restraining any further violation of such covenants. This right to an injunction or specific enforcement shall be cumulative and in addition to whatever other remedies a Party may be entitled to at law or in equity. Any actions associated with a breach of these covenants including enforcement of a covenant shall not be subject to arbitration under Article XIII.

ARTICLE XII

TERM AND TERMINATION

12.1                        Term of Agreement.   The initial term of this Agreement shall commence as of the Effective Date and, unless terminated sooner in accordance with this Section, shall remain in effect for three (3) years. Thereafter, the term of this Agreement shall be automatically extended indefinitely for consecutive three (3) year renewal terms. This Agreement may be terminated at any time by the written agreement of both Parties.

12.2                        Termination of Agreement Without Cause.   CUMIS or State National may terminate this Agreement without cause effective at the expiration of the initial term or any renewal term by notifying the other Party of its intention in writing (a “Notice of Termination”) at least twelve (12) months in advance.

12.3                        Termination of Agreement for Cause.

12.3(a) Causes Defined.   A Party shall be entitled to terminate this Agreement in accordance with this Article whenever one of the following shall occur with respect to the other Party:

12.3(a)(i)   Whenever the other Party (or any affiliate thereof which is a party to any of the Program Agreements) becomes insolvent or has been placed in liquidation or receivership (either voluntary or involuntary) or if there has been instituted against the other Party (or such affiliate) proceedings for the appointment of a receiver, rehabilitator, conservator in bankruptcy, or other agent known by whatever name, to take possession of its assets or control of its operations;

12.3(a)(ii)   Whenever the other Party or a member of its affiliated group breaches a material obligation under this Agreement or one of the other Program Agreements;

12.3(a)(iii)   In the event of a material misrepresentation by the other Party (or any affiliate thereof which is a party to any of the Program Agreements);

12.3(a)(iv)   Whenever there is a substantial and material negative change in the financial condition of the other Party as evidenced by a decline below “A-” in the financial strength rating (as determined by A.M. Best) of the other Party that continues for more than one hundred eighty (180) consecutive days or whenever such Party ceases to be rated by A.M. Best (for purposes of this Section 12.3(a)(iv), in the case of CUMIS, the financial condition and strength rating of CUNA Mutual shall represent the financial strength of CUMIS), provided, however, that in the event of any such ratings decline or withdrawal of ratings on the part of CUNA Mutual, CUMIS shall be entitled to prevent termination of this Agreement by posting security in the manner contemplated by the Reinsurance Agreement;

12.3(a)(v)   Whenever any director, officer, employee, affiliate or agent of the other Party commits any fraudulent or criminal acts or omissions arising out of or connected in any way with that Party’s (or its affiliate’s) performance under a Program Agreement and the terminating Party reasonably believes that the act or omission could have a material adverse effect on the ability of either Party to perform its respective obligations under a Program Agreement (and the Parties acknowledge and agree that any such acts or omissions committed by any officer of the non-terminating Party at the level of seniority of “Vice President” (or its equivalent by whatever name) or higher will be deemed to give rise to a right of termination in favor of the other Party);

12.3(a)(vi)   Upon termination of any Program Agreement as a result of a breach or omission by, or circumstance relating to, the other Party or its affiliated group;

12.3(a)(vii)   In addition, CUMIS shall be entitled to terminate this Agreement upon the occurrence of a Change of Control or Material Corporate Event.

12.3(b)   Cure of Material Breach.   A party (the “notifying party”) asserting a material breach under Section 12.3(a)(ii) shall notify the other party (the “notified party”) of its assertion in writing. The notified party shall have sixty (60) days from the date notice is received in which to cure the breach identified to the reasonable satisfaction of the notifying party. In the event the breach is not cured within such sixty (60) days, the notifying party may elect to terminate this Agreement in accordance with the procedures set forth in Section 12.3(c). State National agrees that, because of CUNA Mutual Group’s unique relationship with credit unions, a material breach by State National of the provisions of Article IX (Exclusivity; Covenant Not to Compete) is a material breach that would cause irreparable damage and that cannot be cured.

12.3(c)   Termination Notice. A Party electing termination for any uncured material breach under Section 12.3(a)(ii) or for cause under any other provision of Section 12.3 shall notify the other Party of its intention in writing by providing a ‘‘Notice of Termination” specifying the date of termination (which shall be no more than 120 days after the date on which the Notice of Termination is provided).

12.4                                Effect of Termination.

12.4(a)   Reinsurance after Termination.   Any Party that elects to terminate this Agreement shall be entitled to terminate the Reinsurance Agreement in accordance with the terms thereof, in which event the reinsurance thereunder shall only apply on a run-off basis to the business in force at the time of termination (which business shall remain in force throughout the run-off period).

12.4(b)   Costs, Pricing and Underwriting of New Business.   State National agrees that once a Notice of Termination is given, it will manage the Program Business in a manner consistent with its other business. State National agrees that it will continue to perform functions for and allocate costs to Program Business in a manner consistent with prior years.

12.4(c)  Continuing Obligations; Cooperation.   The Program (i.e., the issuance of Program Business) shall continue through the Termination Date. Except as otherwise provided in Section 12.4(a), each Party shall continue to perform through the Termination Date the same functions it performed immediately prior to the Notice of Termination. During any continuation of the Program Business after the Termination Date, such provisions of this Agreement as are necessary to carry out the intent of this Agreement shall continue in full force and effect, but solely as they relate to the continuing relationship.

In the event a Notice of Termination is provided by CUMIS hereunder, State National shall no longer be entitled to provide a Trigger Event notice under Section 9.2 and no member of the CUNA Mutual Group shall be liable for any subsequent decline in new Program Business originated by the CUNA Mutual Group.

Upon and after termination of this Agreement, each Party agrees to cooperate with the other in performing any of its continuing obligations to Program Participants in connection with the Program Business.

12.4(d)  Run-Off; Buy-Out.   Upon termination of this Agreement, whether pursuant to Section 12.2, 12.3 or otherwise, the existing Program Business written prior to the Termination Date shall be run-off in the manner contemplated by the Reinsurance Agreement. Except in the case of a termination of this Agreement as a result of an act or omission by, or circumstance relating to, State National Group that is referred to in Section 12.3(a)(i), (iv) or (v), upon termination of the Agreement, State National Group shall buy out CUMIS’ right to participate in future Program Business on the terms set forth in Section 12.4(e) below. In the case of a termination of this Agreement as a result of an act or omission by, or circumstance relating to, State National Group that is referred to in Section 12.3(a)(i), (iv) or (v), CUMIS may elect to acquire State National’s right to participate in future Program Business by giving notice of such election within thirty (30) days of the termination date (or, if State National is then the subject of proceedings of a type referred to in Section 12.3(a)(i) and CUMIS is legally stayed from giving notice of such election as a result of such proceedings, then CUMIS shall be entitled to make such election at any time prior to the date which is thirty (30) days after the lifting of any such stay); provided, however, that if CUMIS does not make such election as aforesaid, State National Group shall buy out CUMIS’ right to participate in future Program Business on the terms set forth in Section 12.4(e) below. In the event of a significant change in the regulatory, legal and/or legislative environment which reduces the value of the Program Business by 30% or more, State National may elect not to buy out CUMIS’ rights in future Program Business by giving CUMIS written notice of such election within thirty (30) days of the termination of this Agreement, in which case State National shall be relieved of such obligation, on the understanding that in such circumstances both Parties shall (following termination of this Agreement) be entitled to distribute Covered Products to Program Participants and the non-compete restrictions of Section 12.4(f) shall not apply. In the event CUMIS acquires State National’s right to participate in future Program Business or State National elects not to acquire CUMIS’ rights in future Program Business in the circumstances referred to in the preceding sentence, State National shall continue to afford CUNA Mutual Group with reasonable access to State National Group’s Program files and related records following termination of the Agreement.

12.4(e) Buy-out Procedures.   In the event of termination of this Agreement, the acquiring Party shall purchase the other Party’s right to participate in future Program Business for a cash purchase price equal to the previous twelve (12) months Net Premium (as defined in the Reinsurance Agreement and measured as of the month end immediately preceding the Termination Date and annualized in the case of a termination during the first 12 months of the Program)(the “Adjusted Premium Amount”) multiplied by a percentage rate determined based on the Loss Ratio (as defined in the Reinsurance Agreement) for Program Business during such twelve (12) month (or shorter) period, which percentage rate shall be determined as follows:

If the Loss Ratio for Program Business during the twelve (12) month period (or such shorter period as may be applicable) immediately preceding the Termination Date (calculated as of the month end immediately preceding Termination Date) is fifty percent (50%), the purchase price shall equal thirty percent (30%) times the Adjusted Premium Amount.

If the Loss Ratio for Program Business during the twelve (12) month period (or such shorter period as may be applicable) immediately preceding the Termination Date (calculated as of the month end immediately preceding the Termination Date) is greater than fifty percent (50%), the percentage rate used to determine the buy out price will be reduced by two (2) percentage points for each percentage point by which the Loss Ratio exceeds fifty percent (50%). For example, at a Loss Ratio of fifty two and one half percent (52.5%) the purchase price shall equal twenty five percent (25%) (i.e., 30% minus 5%) times the Adjusted Premium Amount.

If the Loss Ratio for Program Business during the twelve (12) month period (or such shorter period as may be applicable) immediately preceding the Termination Date (calculated as of the month end immediately preceding the Termination Date) is less than fifty percent (50%), the percentage rate used to determine the buy out price will be increased by two (2) percentage points for each percentage point by which the Loss Ratio is less than fifty percent (50%). For example, at a Loss Ratio of forty four and one half percent (44.5%) the purchase price shall equal forty one percent (41%) (i.e., 30% plus 11%) times the Adjusted Premium Amount.

In the event that the definitive Loss Ratio for the applicable period is ultimately determined to be different than that previously used by the Parties to calculate the buy out price, a true up payment shall be made by one Party to the other.

Except as provided below, the cash purchase price payable in connection with a buy-out shall be due in full no later than the Termination Date (or, if the Adjusted Premium Amount is not yet finally determined by such date due to a bona fide dispute between the Parties, then on the date the Adjusted Premium Amount is finally determined); provided, however, in the event of a termination of this Agreement by either Party pursuant to Section 12.2, or by State National following a material breach of a Program Agreement by a member of the CUNA Mutual Group, the acquiring

Party will be entitled to pay the cash purchase price in installments, as follows:

25% of purchase price due and payable on the Termination Date (or, if later, the date on which the Adjusted Premium Amount is determined);

25% of the purchase price due and payable on the first anniversary of the Termination Date;

25% of the purchase price due and payable on the second anniversary of the Termination Date; and

Balance of the purchase price due and payable on the third anniversary of the Termination Date.

However, if at any time the acquiring Party breaches its non-compete obligations or any other continuing obligations hereunder, fails to make a payment when due, or is the subject of proceedings of the type referred to in Section 12.3(a)(i), the balance of the purchase price shall become due immediately.

Interest on the unpaid balance shall accrue from the Termination Date at the prime lending rate of Bank of America N.A. (or its successor), as in effect from time to time, with interest payable quarterly in arrears (and to the extent not paid on a timely basis, interest shall be capitalized).

12.4(f)   Covered Products Offerings Following Termination.    Except as provided below, upon termination of this Agreement, the Party which sells its participation interest in future Program Business shall not sell, promote or distribute, or otherwise permit any member of its affiliated group to sell, promote or otherwise distribute, Covered Products to Credit Union Organizations which were Program Participants on the Termination Date for a period of twelve (12) months thereafter; provided, however, that in the event State National buys out CUMIS’ right to participate in future Program Business following termination of this Agreement, State National agrees that CUNA Mutual Group shall be entitled to broker State National’s Covered Products for any CUNA Mutual Group customers seeking a Tracked CP Program, on terms and conditions reasonably acceptable to State National.

ARTICLE XIII

DISPUTE RESOLUTION

13.1                                Dispute Resolution.   In the event of any controversy or dispute relating to this Agreement or any other Program Agreement or the performance of any party hereunder or thereunder, CUMIS and State National shall refer the matter to their respective senior management for resolution. Senior management shall in good faith attempt to resolve the matter, but if they are not able to do so after a period of fifteen (15) business days, then, the matter shall be referred to their respective chief executive officers for resolution. If the chief executive officers cannot resolve the matter within fifteen (15) business days, then the Parties agree that the exclusive means by which any such dispute shall be resolved shall be arbitration in accordance with the terms of this Article XIII, and, except for those matters set forth in Article XI of this Agreement which shall not be subject to arbitration, either Party may elect to initiate arbitration proceedings.

Any arbitration pursuant to this Section shall be conducted in accordance with the commercial rules of the American Arbitration Association then in effect. The duty to arbitrate shall survive the cancellation or termination of this Agreement. All applicable statutes of limitation shall be tolled while the procedures specified in this Article XIII are pending. The Parties will take such actions, if any, required to effectuate such tolling.

The fact that the dispute resolution procedures specified in this Article shall have been invoked shall not excuse any Party from performing its obligations under this Agreement and, during the pendency of any such procedure, all parties shall continue to perform their respective obligations in good faith, subject to any rights to terminate this Agreement that may be available to any Party.

13.2                        Arbitrator.   If a matter is referred to arbitration as provided in Section 13.1, CUMIS and State National shall jointly agree upon an arbitrator. If they are unable to agree upon a single arbitrator within twenty (20) days of the election to refer the matter to arbitration, they shall each select one arbitrator and those two arbitrators shall select a third arbitrator. If a Party fails to select its own arbitrator within thirty (30) days following a written request by the other Party to do so, the Party who has chosen its arbitrator may select the arbitrator on the other Party’s behalf. If the two Party-selected arbitrators are unable to agree upon the third arbitrator within thirty (30) days following their appointment, each arbitrator shall identify three nominees of whom the other shall decline two, and the final selection shall be made by drawing lots. If the Parties are unable to agree upon a single arbitrator and there are three arbitrators, a majority vote of the arbitrators shall be the decision of the arbitrators.

13.3                        Arbitration Procedure.   Unless the Parties agree otherwise, the arbitration shall be held in Dallas, Texas. The arbitrator(s) shall allow such discovery as the arbitrator(s) determine appropriate under the circumstances and shall resolve the dispute as expeditiously as practicable, and if reasonably practicable, within one hundred twenty (120) days after the selection of the arbitrator(s). The arbitrator(s) shall give the Parties written notice of the decision, which shall include the arbitrator’s(s’) findings of fact and conclusions of law. The decision of the arbitrator(s) shall be final and binding and nonappealable with respect to all persons, including without limitations, persons who fail or refuse to participate in the arbitration process.

13.4                        Arbitration Expenses.   All expenses incurred in connection with an arbitration under this Article (including the expenses and fees of the arbitrator(s) and of the Parties) shall be borne by the Party that does not prevail in the decision thus rendered. However, if the arbitrator(s) does not decide entirely in one Party’s favor, the arbitrator(s) shall decide which Party is to bear the expenses or how they are to be allocated between them unless the Parties themselves agree on how the expenses are to be handled.

13.5                        Consolidation.   In the event of multiple controversies or disputes relating to this Agreement or to any of the Program Agreements or the performance of any party thereunder, then (except for the matters referred to in Article XI hereof), the entire dispute among the parties shall be subject to single arbitration proceedings commenced in accordance with any of the Program Agreements, and CUMIS and State National shall not object to the consolidation of such disputes with the proceedings first commenced.

ARTICLE XIV

INDEMNIFICATION

14.1                        By CUMIS.   CUMIS agrees to indemnify and hold the members of the State National Group and their respective directors, officers, employees, agents, successors and assigns harmless from, against and in respect of the following if such amounts aggregate more than $25,000 during any twelve (12) month period:

14.l(a)   any and all liability, losses, damages and deficiencies resulting from or arising out of any failure or breach of any representation or warranty, or any breach or nonfulfillment of any covenant or agreement, of any member of the CUNA Mutual Group made in a Program Agreement;

14.l(b)   any and all liability, losses, damages and deficiencies resulting from or arising out of the gross negligence, willful misconduct or fraudulent, malicious or criminal acts or omissions of any member of the CUNA Mutual Group or its representatives or employees arising out of or connected in any way with a Program Agreement; or

14.l(c)   all actions, suits, proceedings, claims, demands, assessments, judgments, fines, penalties or amounts paid in settlement, costs or expenses (including reasonable attorneys fees and expenses) incident to any of the foregoing.

14.2                        By State National.   State National agrees to indemnify and hold the members of CUNA Mutual Group and their respective directors, officers, employees, agents, successors and assigns harmless from, against and in respect of the following if such amounts aggregate more than $25,000 during any twelve (12) month period:

14.2(a)   any and all liability, losses, damages and deficiencies resulting from or arising out of any failure or breach of any representation or warranty, or any breach or nonfulfillment of any covenant or agreement, of any member of the State National Group made in a Program Agreement;

14.2(b)   any and all liability, losses, damages and deficiencies resulting from or arising out of the gross negligence, willful misconduct or fraudulent, malicious or criminal acts or omissions of any member of the State National Group or its representatives or employees arising out of or connected in any way with a Program Agreement;

14.2(c)   liabilities under any policy issued by State National to a Program Participant, subject to the Reinsurance Agreement, except with respect to liabilities arising out of the negligence of any member of the CUNA Mutual Group acting in the capacity as insurance producer; or

14.2(d)   all actions, suits, proceedings, claims, demands, assessments, judgments, fines, penalties, or amounts paid in settlement, costs or expenses (including reasonable attorneys fees and expenses) incident to any of the foregoing.

14.3                        Waiver of Consequential Damages.   Notwithstanding anything herein to the contrary, neither Party (nor any affiliate thereof) shall be liable to the other Party (or any affiliate thereof) for any indirect, incidental, special, exemplary or consequential damages in connection with the Program or any other matters contemplated by the Program Agreements, whether in an action in contract, tort or otherwise, except to the extent the same are the result of the gross negligence, willful misconduct or fraudulent, malicious or criminal acts or omissions of the other Party or its affiliates or any representative or employee thereof.

14.4                        Defense of Claim.   The indemnified party shall promptly notify the indemnifying party of the existence of any loss, claim, demand, assessment or other matter (“Claim”) as to which the indemnification would apply and give the indemnifying party reasonable opportunity to defend the Claim at its own expense. Failure to give such notice shall not affect the indemnifying party’s obligation under this Article except to the extent the indemnifying party is prejudiced thereby. If the indemnifying party shall, within a reasonable time after notice, fail to defend, the indemnified party shall have the right, but not the obligation, to undertake the defense of, and to compromise or settle (exercising reasonable business judgment), the Claim on behalf, for the account, and at the risk of the indemnifying party. The indemnified party shall make available all information and assistance that the indemnifying party may reasonably request in connection with such defense and shall at all times have the right to participate in the defense at its own expense. The indemnified party shall make available to the indemnifying party or its representatives all records and other materials required by them and in the possession or under the control of the indemnified party for the use of the indemnifying party and its representatives in defending any such Claim and shall in other respects give reasonable cooperation in such defense. In the event the parties disagree regarding which is the indemnifying party and which is the indemnified party, then each party shall defend itself and both parties agree to reasonably assist the other party in the defense and to act reasonably in the settlement or other disposition of the Claim.

Notwithstanding anything in this Article to the contrary, (i) if there is a reasonable probability that a Claim may materially and adversely affect the indemnified party, the indemnified party shall have the right to defend, compromise or settle such Claim, and (ii) the indemnifying party shall not, without the written consent of the indemnified party, settle or compromise any Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the indemnified party of a release from all liability in respect of such Claim.

ARTICLE XV
REPRESENTATIONS AND WARRANTIES

15.1                        Representations and Warranties of CUMIS.   CUMIS makes the following representations and warranties to State National with respect to itself:

15.1(a)         CUMIS Policies.   CUMIS is fully licensed and authorized to underwrite, distribute and administer the CUMIS Policies in each state where CUMIS is conducting these activities. CUMIS has complied in all material respects with all applicable state and federal laws, rules and regulations to which it is subject in relation to the conduct of these activities.

15.1(b)         Authority.   The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action. No other or further act or proceeding on the part of CUMIS is necessary to authorize this Agreement or the consummation of the transactions contemplated hereby. This Agreement constitutes a valid and binding agreement of CUMIS, enforceable in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally, and by general equitable principles.

15.1(c)          No Violation.   Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby:   (a) will violate any Law or Order; (b) will require any authorization, consent, approval, exemption or other action by or notice to any government entity (other than the authorizations and/or notices referenced in Article II or any other provision of this Agreement); or (c) will violate or conflict with, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, the Articles of Incorporation or Bylaws of CUMIS, or any contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which CUMIS is a party or by which CUMIS or any of its assets or properties may be bound or affected.

15.2                        Representations and Warranties of State National.   State National makes the following representations and warranties to CUMIS with respect to the State National Group:

15.2(a)         Authority.   The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action. No other or further act or proceeding on the part of State National is necessary to authorize this Agreement or the consummation of the transactions contemplated hereby. This Agreement constitutes a valid and binding agreement of State National, enforceable in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally, and by general equitable principles.

15.2(b)         No Violation.   Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby:   (a) will violate any Law or Order;

(b) will require any authorization, consent, approval, exemption or other action by or notice to any government entity; or (c) will violate or conflict with, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, the Articles of Incorporation or Bylaws of State National or any contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which State National Group is a party or by which State National Group or any of its assets or properties may be bound or affected.

15.2(c)          Licensing; Compliance.   Each member of the State National Group that will issue or distribute insurance policies in connection with the Program possesses all appropriate insurance and other licenses pursuant to the Laws of each jurisdiction in the Territory that are necessary to issue Covered Products in that jurisdiction or otherwise to perform its obligations hereunder. Each of those members of the State National Group has complied in all material respects with all applicable Laws to which it is subject in relation to the conduct of these activities.

ARTICLE XVI
MISCELLANEOUS

16.1                        Delays and Waivers.   The rights and remedies of the Parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any Party in exercising any right, power, or privilege under this Agreement will operate as a waiver of the right, power or privilege, and no single or partial exercise of any right, power or privilege will preclude any other or further exercise of the right, power or privilege or the exercise of any other right, power or privilege.

16.2                        Notices.   Any notice, request, demand or other communication required or permitted under this Agreement shall be in writing and shall be given by personal delivery, registered or certified mail (return receipt requested), by private overnight courier service or sent via facsimile transmission or other electronic means of transmitting written documents addressed as follows:

If to State National:	State National Insurance Company, Inc.
Attn: Chief Financial Officer 1900 L. Don Dodson Drive Bedford, TX 76021

With a copy to:	State National Insurance Company, Inc.
Attn: General Counsel 1900 L. Don Dodson Drive Bedford, TX 76021

If to CUMIS:	CUMIS Insurance Society
Attn.: Chief Operating Officer 5910 Mineral Point Road Madison, WI 53705 Facsimile: (608) 236-8242

With a copy to:	CUNA Mutual Insurance Society
Attn.: General Counsel 5910 Mineral Point Road Madison, WI 53705 Facsimile: (608) 231-8717

Except as may be specifically provided otherwise, all notices shall be effective upon receipt. Either Party may change its address for purposes of this Agreement by giving notice thereof in accordance with this Section.

16.3                        Entire Agreement.   This Agreement, the other Program Agreements and all exhibits hereto and thereto, as well as any and all agreements and other documents referred to in this Agreement, constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof. Except as otherwise expressly provided in Article X or elsewhere in this Agreement, this Agreement supersedes all previous agreements between the Parties with respect to the subject matter hereof. There are no agreements, representations or warranties between the Parties with respect to the subject matter hereof other than those set forth or provided for herein. No amendment, modification or supplement to this Agreement will be binding on either Party unless it is in writing and signed by the Parties.

16.4                        Parties Bound.   This Agreement shall be binding upon and inure to the benefit of CUMIS and State National, members of CUNA Mutual Group and State National Group as indicated herein, and their respective successors and permitted assigns. Neither Party may assign any rights or delegate any duties hereunder without the prior written consent of the other Party except to the extent allowed by Section 1.4(b). Any such assignment or delegation without written consent is void. Notwithstanding the foregoing, this Agreement shall remain in full force and effect in the event of any sale of assets, merger or consolidation of either Party unless terminated by the other Party pursuant to Section 12.3.

16.5                        Governing Law.   This Agreement shall be governed by, and construed and interpreted in accordance with, the internal law of the State of Texas, excluding any choice of law rules that may direct the application of the laws of another jurisdiction.

16.6                        Further Assurances.   Each Party forthwith upon reasonable request and without further consideration from the other shall execute and deliver such documents and take such action as may be reasonably necessary in order to carry out fully the intended purpose of this Agreement.

16.7                        Headings; References.   The headings used in this Agreement are for convenience only and shall not constitute a part of this Agreement. Unless the context clearly requires otherwise, all references to “Articles,” “Sections” and other subdivisions are to the articles, sections and subdivisions of this Agreement.

16.8                        Severability.   If any term or provision of this Agreement is determined to be illegal, unenforceable, or invalid in whole or in part for any reason, such illegal, unenforceable, or invalid provision or part thereof shall be stricken form this Agreement, and such provision shall not affect the legality, enforceability, or validity of the remainder of this Agreement. If any provision or part thereof of this Agreement is stricken in accordance with the provisions of this Section, then the stricken provision shall be replaced, to the extent possible, with a legal, enforceable, and valid provision that is as similar in tenor to the stricken provision as is legally possible. However, if a Party in good faith determines that the finding of illegality or unenforceability materially adversely affects the material consideration for its performance under this Agreement, then such Party may, at its option, by giving written notice to the other Party, terminate the Agreement and such termination shall trigger the buy-out provisions in Article XII.

16.9                        Attorneys Fees.   In the event that legal or equitable action is instituted to enforce any of the provisions of this Agreement, the prevailing Party in such action shall be entitled to recover all costs of such action, including reasonable attorneys fees.

16.10                 Remedies.   Unless expressly provided to the contrary in this Agreement, the rights and remedies specified in this Agreement are cumulative and not exclusive of any other rights or remedies that either Party may have in this Agreement or otherwise and may be exercised concurrently therewith.

16.11                 Force Majeure.   Neither Party shall be deemed to be in violation of this Agreement if such Party is prevented from performing any of its obligations hereunder for any reason beyond its control, including, without limitation, acts of God or of any public enemy, elements, flood, or strikes.

16.12                 Construction.   This Agreement is intended to express the mutual intent of the Parties and they agree that it was mutually drafted by them. The terms of this Agreement have been negotiated by the Parties hereto and the language used in this Agreement shall be deemed to be the language chosen by the Parties hereto to express their mutual interest. This Agreement shall be construed without regard to any presumption or rule requiring construction against the Party causing such instrument or any portion thereof to be drafted, or in favor of the Party receiving a particular benefit under the Agreement. No rule of strict construction will be applied against any person.

16.13                 Counterparts.   This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

16.14                 Time of Essence.   Time is of the essence in respect to all provisions of this Agreement in which a definite time for performance is specified.

16.15                 Expenses.   Except as otherwise expressly set forth in this Agreement, each of the Parties will be responsible for and bear all of its own costs and expenses incurred at any time in connection with pursuing or consummating the transactions contemplated by this Agreement.

16.16                 Survival of Obligations.   All obligations of the Parties that either expressly or by their nature survive expiration or termination of this Agreement will continue in full force and effect subsequent to, and regardless of, this Agreement’s expiration or termination and until they are fully satisfied or by their nature expire. Without limitation of the generality of the foregoing, the Parties agree that the covenants and agreements contained in Sections 1.4(b), 6, 7, 9, 10, 11, 12, 13, 14, 16.5, 16.9, 16.10, and 16.16 shall survive the termination of this Agreement indefinitely.

16.17                 Announcements.   No press release or other public announcement concerning the Program shall be made by either Party (or its affiliated group) without the other’s prior written consent. However, if either Party notifies the other of its intention to terminate this Agreement, (i) CUNA Mutual shall be allowed to communicate to Credit Union Organizations that the Agreement and the Program will terminate, and (ii) unless CUMIS has elected to buy out State National’s future participation rights in the Program pursuant to Section 12.4(e), State National shall be allowed to notify Program Participants that their policies may continue in effect and be renewed with State National after termination.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

CUMIS INSURANCE SOCIETY		STATE NATIONAL INSURANCE
COMPANY, INC.

By:	/s/ Jeffrey H. Post	By:	/s/ Lonnie K. Ledbetter
Name:	Jeffrey H. Post	Name:	Lonnie K. Ledbetter
Title:	Chief Executive Officer	Title:	CEO

Schedule 1.5

Definitions

Definitions. The following definitions apply unless the context clearly indicates otherwise:

“Adjusted Premium Amount” shall have the meaning set forth in Section 12.4(e) of this Agreement.

“Advertising” shall have the meaning set forth in Section 7.2 of this Agreement.

“Advisory Committee” shall have the meaning set forth in Section 3.1 of this Agreement.

“Agency Agreement” shall mean the Agency Agreement dated as of the Effective Date between TBA Insurance Group and CMIA substantially in the form attached as Exhibit A hereto, as the same may be modified from time to time in accordance with its terms.

“Business Day” shall mean any day other than a Saturday, Sunday or federal bank holiday.

“Business Plan” shall mean the business plan described in Section 3.2.

“Change of Control” shall mean that the “Family Group” no longer owns and controls, directly or indirectly, a majority of the voting and economic interests in any of State National, TBA Insurance Group, or State National Companies, Inc.  “Family Group” shall mean members of the Lonnie Ledbetter Jr. and Terry Ledbetter families, any trust(s) under the control of such families, and any senior executives of the State National Group.

“Claim” shall have the meaning set forth in Section 14.4 of this Agreement.

“CMIA” shall mean CUNA Mutual Insurance Agency, Inc.

“Confidential Information” shall have the meaning set forth in Section 2 of the Confidentiality Agreement.

“Confidentiality Agreement” shall have the meaning set forth in Section 10.1 of this Agreement.

“Covered Products” shall have the meaning set forth in Section 1.1 of this Agreement.

“Credit Union Organization” shall mean any federally or state-chartered credit union, credit union service organization, national, state or special interest credit union trade association or league and their respective service organizations, and other credit union organizations located anywhere in the Territory. Credit Union Organizations shall also include any successor organizations which are formed following the conversion of a credit union and/or its affiliates to a mutual savings bank or other type of financial institution.

“CUMIS Policy” shall mean a Covered Products insurance policy issued by CUMIS in connection with CUMIS’ Tracked CP Program in force as of the Effective Date.

“CUMIS Policy Liabilities” shall have the meaning set forth in Section 2.3 of this Agreement.

“CUMIS Policyholders” shall mean those Credit Union Organizations that are insureds under CUMIS Policies as of the Effective Date.

“CUMIS Tracking Systems” shall have the meaning set forth in Section 2.5 of this Agreement.

“CUNA Mutual” shall mean CUNA Mutual Insurance Society.

“CUNA Mutual Group” shall have the meaning set forth in the Recitals hereto.

“CUNA Mutual Representatives” shall mean all licensed insurance agents and brokers of the CUNA Mutual Group.

“Disaster” shall have the meaning set forth in Section 6.5 of this Agreement.

“Disclosure Letter” shall mean the letter dated as of the Effective Date delivered by CUMIS to the Chief Executive Officer of State National and containing customer lists and certain other information referred to in Section 9.2 hereto.

“Effective Date” shall mean the effective date of this Agreement first set forth above.

“Eligible Employee” shall have the meaning set forth in Section 2.4(a) of this Agreement.

“Eligible Loan” shall mean a loan or other consumer financing made by a Credit Union Organization to a person that is secured by personal property.

“Eligible Program Participant” shall have the meaning set forth in Section 1.2 of this Agreement.

“Laws” shall mean any applicable statute, law, ordinance, rule or regulation.

“Loss Ratio” shall have the meaning set forth in the Reinsurance Agreement.

“Material Corporate Event” shall mean one or a series of transactions involving the winding up, liquidation, dissolution, merger, consolidation, or sale of all or substantially all of the assets of any of State National, TBA Insurance Group or State National Companies, Inc.

“Member” shall mean a member/depositor of a Credit Union Organization which, in the case of a credit union service organization, trade association, or league, shall mean the members/depositors of any affiliated credit union(s).

“Net Premium” shall have the meaning set forth in the Reinsurance Agreement.

“Non-Tracked CP Policies” shall have the meaning set forth in Section 1.1 of this Agreement.

“Order” shall mean any applicable order, writ, injunction, judgment, plan or decree issued by any governmental authority or court of competent jurisdiction.

“Party” shall have the meaning set forth in the introductory paragraph of this Agreement.

“Permitted Activity” shall have the meaning set forth in Section 9.5 of this Agreement.

“Pre-Existing State National Target Opportunities” shall have the meaning set forth in Section 1.2 of this Agreement.

“Pre-Existing State National Policyholders” shall mean those Credit Union Organizations that were insureds under State National Covered Products insurance policies first issued at any time prior to the Effective Date of this Agreement, as listed on Schedule 9.1 hereto. In the event of any merger, amalgamation, or other consolidation involving a Pre-Existing State National Policyholder and another Credit Union Organization, the surviving entity shall continue to be treated as a Pre-Existing State National Policyholder only if, immediately before giving effect to such consolidation, the aggregate shareholders equity (or the equivalent) of the Pre-Existing State National Policyholder exceeded that of the other Credit Union Organization.

“Program” shall have the meaning set forth in Section 1.1 of this Agreement.

“Program Agreements” shall mean this Agreement, the Agency Agreement, the

Reinsurance Agreement, and any other agreements entered into from time to time by a member of the State National Group and a member of the CUNA Mutual Group with respect to the Program.

“Program Business” shall mean the policies for Covered Products issued pursuant to this Agreement by State National.

“Program Participant”  shall have the meaning set forth in Section 1.2 of this Agreement.

“Reinsurance Agreement” shall mean the Quota Share Reinsurance Agreement dated as of the Effective Date between State National and CUMIS, substantially in the form attached as Exhibit B hereto, as the same may be modified from time to time in accordance with its terms.

“Required Policyholder Data” or “RPD” shall have the meaning set forth in Section 5.2 of this Agreement.

“State National Group” shall have the meaning set forth in the Recitals hereto.

“State National Lead Opportunities” shall have the meaning set forth in Section 4.3 of this Agreement.

“State National Policy” shall mean any State National policy with respect to any Covered Product that is initially purchased on or after the Effective Date by a former CUMIS Policyholder or by any other Credit Union Organization; it being understood that policies (or policy renewals) issued by State National to Pre-Existing State National Policyholders and Pre-Existing State National Target Opportunities shall not be considered “State National Policies” for purposes of this Agreement.

“State National Policy Liabilities” shall have the meaning set forth in Section 2.3 of this Agreement.

“TBA Insurance Group” shall mean T.B.A. Insurance Group, Ltd., a limited partnership, which is a member of the State National Group and which performs general agency and other servicing functions for the State National Group.

“Technology Agreement” shall have the meaning set forth in Section 3.3 of this Agreement.

“Territory” shall have the meaning set forth in the Recitals hereto.

“Tracked CP Program” shall have the meaning set forth in Section 1.1 of this Agreement.

“Tracking Services” shall mean the collateral product tracking services provided by CMIA to holders of CUMIS Policies.

“Transition Period” shall mean the period from the Effective Date until the first anniversary thereof.

“Termination Date” shall mean the effective date of the termination of this Agreement in accordance with the terms and provisions of Article XII of this Agreement.

“Trigger Event” shall have the meaning set forth in Section 9.3 of this Agreement.

“Underwriting Guidelines” shall have the meaning set forth in Section 4.2 of this Agreement.

Construction.  Unless the context plainly requires otherwise, the plural of words defined in the singular shall mean one or more of the same, the singular of words defined in the plural shall mean one of the same, and all words used in any gender shall extend to and include the other gender.  The terms “includes” and “including” will not be construed to imply any limitation.

FIRST AMENDMENT TO

THE COLLATERAL PROTECTION ALLIANCE AGREEMENT

THIS FIRST AMENDMENT TO THE COLLATERAL PROTECTION ALLIANCE AGREEMENT (“Amendment”), dated as of June 18, 2010, amends the Collateral Protection Alliance Agreement dated as of July 24, 2009 (the “Agreement”), by and between STATE NATIONAL INSURANCE COMPANY, INC. (“State National”) and CUMIS INSURANCE SOCIETY, INC. (“CUMIS”).

WHEREAS, this Amendment is fully incorporated into the Agreement; and

WHEREAS, the parties wish to amend certain terms of the Agreement;

NOW, THEREFORE, in consideration of the responsibilities respectively assumed by the parties under the terms and conditions of the Agreement, the parties hereto intending to be legally bound hereby agree that the provisions of this Amendment shall control the terms and conditions of the Agreement to the extent set forth herein:

Article I

Defined Terms

1.1                                         The following terms shall have the following meanings for all purposes of this Amendment:

a.                                      unless otherwise expressly provided, all references herein to Articles or other subdivisions refer to the corresponding Articles and other subdivisions of this Amendment;

b.                                      the terms “hereof”, “herein”, “hereby”, “hereto”, “hereunder”, “hereinafter” and “herewith” refer to this Amendment; and

c.                                       unless otherwise expressly indicated, capitalized terms used in this Amendment, and not otherwise defined herein, will have the meanings set forth in the Agreement.

Article Il

Amendments to the Collateral Protection Alliance Agreement

The Agreement is hereby amended as follows:

2.1                                        The Parties acknowledge and agree that State National’s participation in the State National MPI Program in accordance with the Real Estate Program Agreement between the Parties shall be construed as a “Permitted Activity” under this Agreement.

2.2                                        Section 3.3 of the Agreement is hereby deleted in its entirety and replaced with the following:

3.3.                            Systems.  With respect to any systems or technology used by one Party (“Systems Owner”) which the other Party (“Systems User”) may be required to access in connection with the Program, the Systems Owner agrees that the Systems User may use such systems and technology in connection with the Program during the term hereof, at no cost to the Systems User unless the Systems Owner incurs material out-of-pocket costs in making such systems and technology available to the Systems User, in which case the Parties shall mutually

© CUNA Mutual Group. All Rights Reserved.	CUNA Mutual Group Confidential Information

1

agree on an equitable allocation of such costs. If requested, the Systems Owner shall enter into a formal license for the use of such systems and technology by Systems User in connection with the Program, pursuant to a technology agreement (the “Technology Agreement”) in form and substance reasonably satisfactory to the Parties.

2.3                                          The following Section 5.5 is hereby added in its entirety as follows:

5.5                               Transition Costs.  The Parties have agreed upon mutual reimbursement to certain Program Participants to cover their transition costs to transfer the servicing of their Tracked CP Program from CUMIS to State National. Such reimbursement is a one-time, per loan or bulk payment that State National shall pay to the mutually agreed-upon Program Participants, and CUMIS shall pay its agreed upon portion of such reimbursements to State National (“One-Time Administrative Reimbursement Payments”). The Parties have also agreed to require these mutually agreed upon recipients of the One-Time Administrative Reimbursement Payments to repay a portion of such amounts if such recipients terminate the State National Tracked CP Program before a set number of years have passed; this required repayment decreases as more time passes and is set forth in a formula described in State National’s “Administrative Reimbursement Agreement.”  The One-Time Administrative Reimbursement Payments are to be paid, divided between the Patties, and administered as set forth in Schedule 5.5 hereto, which may be amended from time to time upon mutual agreement of the Parties.

2.4                                         Section 12.3(a)(ii) of the Agreement is hereby deleted in its entirety and replaced by the following new Section 12.3(a)(ii). All references to Section 12.3(a)(ii) and/or the contents therein in the Agreement shall be deemed instead to be a reference to the following:

12.3(a)(ii)                                                   Whenever the other Party or a member of its affiliated group breaches a material obligation under this Agreement, one of the other Program Agreements, or one of the Real Estate Program Agreements or any agreement relating thereto.

2.5                                        Section 12.3(a)(iii) of the Agreement is hereby deleted in its entirety and replaced by the following new Section 12.3(a)(iii). All references to Section 12.3(a)(iii) and/or the contents therein in the Agreement shall be deemed instead to be a reference to the following:

12.3(a)(iii)                                        In the event of a material misrepresentation by the other Party (or any affiliate thereof) under this Agreement, one of the other Program Agreements, or one of the Real Estate Program Agreements or any agreement relating thereto.

2.6                                        Section 12.3(a)(vi) of the Agreement is hereby deleted in its entirety and replaced by the following new Section 12.3(a)(vi). All references to Section 12.3(a)(vi) and/or the contents therein in the Agreement shall be deemed instead to be a reference to the following:

12.3(a)(vi)                                       Upon termination of any Program Agreement or one of the Real Estate Program Agreements or any agreement relating thereto, as a result of a breach or omission by, or circumstance relating to, the other Patty or its affiliated group.

2

Article III

Miscellaneous

3.1                                         Unless the context otherwise requires, each reference in the Agreement to “this Agreement,” “the Alliance Agreement,” “herein,” “hereunder,” “hereof” or other words of like import referring to the Agreement shall mean the Alliance Agreement, as supplemented and amended by this Amendment.

3.2                                         This Amendment may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

3.3                                         This Amendment shall be interpreted, construed, and enforced in accordance with the internal laws of the State of Texas, excluding any choice of law rules that may direct the application of the laws of another jurisdiction.

3.4                                        All other terms and conditions of the Agreement not materially affected by this Amendment shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have caused this First Amendment to the Alliance Agreement to be executed by their duly-authorized representatives on the date set forth above.

STATE NATIONAL INSURANCE COMPANY, INC.		CUMIS INSURANCE SOCIETY, INC.

By:	/s/ Trace Ledbetter	By:	/s/ James M. Power
Print Name:	Trace Ledbetter	Print Name:	James M. Power
Title:	SVP	Title:	SVP/Chief Product Officer
Date:	2/9/11	Date:	2/21/11

3

SECOND AMENDMENT TO

THE COLLATERAL PROTECTION ALLIANCE AGREEMENT

THIS SECOND AMENDMENT TO THE COLLATERAL PROTECTION ALLIANCE AGREEMENT, together with all attachments hereto (“Amendment”), effective as of the date last executed below, amends the Collateral Protection Alliance Agreement dated as of July 24, 2009, by and among CUMIS INSURANCE SOCIETY, INC. (“CUMIS”) and STATE NATIONAL INSURANCE COMPANY, INC. (“State National,” and, collectively with CUMIS, the “Parties”) (the “Agreement”)

WHEREAS, this Amendment is fully incorporated into the Agreement; and

WHEREAS, the parties wish to amend certain terms of the Agreement;

NOW, THEREFORE, in consideration of the responsibilities respectively assumed by the parties under the terms and conditions of the Agreement, the parties hereto intending to be legally bound hereby agree that the provisions of this Amendment shall control the terms and conditions of the Agreement to the extent set forth herein:

Article I

Defined Terms

1.1                               The following terms shall have the following meanings for all purposes of this Amendment:

a.                                      unless otherwise expressly provided, all references herein to Articles or other subdivisions refer to the corresponding Articles and other subdivisions of this Amendment;

b                                         the terms “hereof”, “herein”, “hereby”, “ hereto”, “hereunder”, “hereafter”, and “herewith” refer to this Amendment; and

c                                          unless otherwise expressly indicated, capitalized terms used in this Amendment, and not otherwise defined herein, will have the meanings set forth in the Agreement

Article II

Amendments to the Collateral Protection Alliance Agreement

The Agreement is hereby amended as follows:

2.1                               The Parties agree that neither party shall be entitled to submit a Notice of Termination to the other without Cause prior to July 24, 2014

2.2                               As of January 1, 2012, Section 5.3 is deleted in its entirety and is replaced by the following new Section 5.3. All references to Section 5.3 and/or the contents therein in the Agreement shall be deemed instend to be a reference to the following:

5.3                               Credit Union Reimbursements/Commissions. State National shall determine expense reimbursement allowance and/or commission arrangements with Program Participants in consultation with CUNA Mutual, Representatives and otherwise in accordance with the terms of Section 4.1 hereof State National will cause TBA Insurance Group to pay any expense reimbursements and/for commission amounts due to Credit Union Organizations in connection with the Program, and TBA Insurance Group will fund fifty percent (50%) of such payments with amounts otherwise due and payable to CUMIS

1

pursuant to the Quota Share Reinsurance Agreement between the Parties on the terms and otherwise subject to the conditions set forth therein

Article III

Miscellaneous

3.l                                   Unless the context otherwise requires, each reference in the Agreement to “this Agreement”, “the Collateral Protection Alliance Agreement”, “herein”, “hereunder”, “hereof” or other words of like import referring to the Agreement shall mean the Collateral Protection Alliance Agreement, as supplemented and amended by this Amendment

3.2                               This Amendment may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

3.3                               This Amendment shall in all respects be governed by, and construed in accordance with, the laws of the State of Texas, including all matters of construction, validity and performance, without regards to its conflict of law provisions

3.4                               All other terms and conditions of the Agreement not materially affected by this Amendment shall remain in full force and effect

IN WITNESS WHEREOF, the parties have caused this Second Amendment to the Collateral Protection Alliance Agreement to be executed by their duly-authorized representatives on the date set forth above

STATE NATIONAL INSURANCE COMPANY, INC.		CUMIS INSURANCE SOCIETY, INC.

By:	/s/ David Hale	By:	/s/ James M. Power
Print Name:	David Hale	Print Name:	James M. Power
Title:	EVP & CFO	Title:	SVP/ Chief Product Officer
Date:	7/15/11	Date:	7/17/11

2

THIRD AMENDMENT

TO

COLLATERAL PROTECTION ALLIANCE AGREEMENT

THIS THIRD AMENDMENT TO COLLATERAL PROTECTION ALLIANCE AGREEMENT (this “Third Amendment”), effective as of May [*], 2014, is by and between CUMIS INSURANCE SOCIETY, INC. (“CUMIS”) and STATE NATIONAL INSURANCE COMPANY, INC. (“State National”).

RECITALS

A.                                    CUMIS and State National are parties to that certain Collateral Protection Alliance Agreement dated July 24, 2009, as amended by that certain First Amendment to Collateral Protection Alliance Agreement dated June 18, 2010, and by that certain Second Amendment to Collateral Protection Alliance Agreement dated July 15, 2011 (as amended, the “Alliance Agreement”). Capitalized terms used in this Third Amendment and not otherwise defined herein will have the meanings set forth in the Alliance Agreement.

B.                                    CUMIS and State National are parties to that certain Quota Share Reinsurance Agreement dated July 24, 2009, as amended by that certain Amendment Number One to Quota Share Reinsurance Agreement dated December 1, 2009, and by that certain Second Amendment to Quota Share Reinsurance Agreement dated July 15, 2011 (as amended, the “Reinsurance Agreement”). Contemporaneously with the execution and delivery of this Third Amendment to Collateral Protection Alliance Agreement, the parties are also entering into a Third Amendment to Quota Share Reinsurance Agreement.

C.                                    The parties wish to modify the Alliance Agreement to make certain mutually agreeable changes, all as provided in this Third Amendment.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties intending to be legally bound hereby agree as follows:

1.                                      Lump Sum Payments. In addition to the amounts otherwise payable under the Alliance Agreement and/or the Reinsurance Agreement, in consideration of the execution and delivery of this Third Amendment, State National will, on or before July 8, 2014:

(a)                                 make a one-time, lump sum payment to CUMIS, via wire transfer pursuant to instructions provided by CUMIS, in the amount of Fourteen Million Eight Hundred Thousand Dollars ($14,800,000), which amount shall not be subject to any future adjustment; and

1

(b)                                 make a one-time, lump sum payment to CUMIS, via wire transfer pursuant to instructions provided by CUMIS, in the amount of Three Million Dollars ($3,000,000), which amount shall be subject to potential future adjustment as set forth below.

This $3,000,000 figure is derived as follows:

$78,000,000 (estimated “Net Premium” [as such term is defined in the Reinsurance Agreement] anticipated to be generated during the period July 1, 2014 to June 30, 2015)

Multiplied by 20% (assumed profit margin of 20%, based upon an assumed “Loss Ratio” [as such term is defined in the Reinsurance Agreement] of 40% and a deemed expense ratio, not subject to adjustment, for all other expenses in the amount of 40% in aggregate)

Equals $15,600,000 (aggregate profit estimated to be generated during the 12-month period ending June 30, 2015)

Multiplied by 50% (CUMIS’ quota share participation)

Equals $7,800,000 (CUMIS’ share of projected profit during the measurement period)

Multiplied by 40% (proportional reduction in CUMIS’ quota share participation, assuming quota share reduced from 50% to 30%)

Equals $3,120,000 (“undiscounted value” to CUMIS)

Reduced to $3,000,000 (discounted present value to CUMIS after application of a discount rate of approximately four percent)

On or before July 31, 2015, the Parties will determine actual “Net Premium” and actual “Loss Ratio” (as such terms are defined in the Reinsurance Agreement) for the 12-month period ending June 30, 2015, and apply such actual Net Premium and Loss Ratio figures into the foregoing calculation (and all other inputs to the calculation, including the deemed expense ratio of 40%, will remain unchanged). In the event that the resulting calculation yields an “actual figure” that is: (i) not less than Two Million Eight Hundred Eight Thousand Dollars ($2,808,000) nor greater than Three Million Four Hundred Thirty-Two Thousand Dollars ($3,432,000), then no adjustment will be made; (ii) less than Two Million Eight Hundred Eight Thousand Dollars ($2,808,000), then on or before August 7, 2015, CUMIS will pay State National the amount by which Three Million One Hundred Twenty Thousand Dollars ($3,120,000) exceeds such actual figure; and (iii) greater than Three Million Four Hundred Thirty-Two Thousand Dollars ($3,432,000), then on or before August 7, 2015, State National will pay CUMIS the amount by which such actual figure exceeds Three Million One Hundred Twenty Thousand Dollars

2

($3,120,000). The provisions of Article IX (Access to Records) and Article IX (Arbitration) of the Reinsurance Agreement shall apply to the foregoing calculation and any resulting payment.

2.                                      Extension of Term of Alliance Agreement. The Parties acknowledge and agree that: the current renewal term shall continue through July 31, 2015; the Alliance Agreement will automatically renew for another three-year renewal term commencing August 1, 2015 and ending July 31, 2018; and thereafter will be automatically extended indefinitely for consecutive (three) 3-year renewal terms, unless earlier terminated in accordance with the terms and conditions of the Alliance Agreement. Without limiting the foregoing, CUMIS and State National each hereby waives its respective right to terminate “without cause” effective July 2015 (as currently provided in Section 12.2 of the Alliance Agreement). In the event that State National completes its contemplated Rule 144A equity offering later this year, resulting in a Change of Control, CUMIS hereby waives its right to terminate “for cause” following such Change in Control (as currently provided in Section 12.3(a)(vii) of the Alliance Agreement); provided, however CUMIS shall retain its right to terminate “for cause” following any potential Change in Control (other than the proposed Rule 144A equity offering) that may occur in the future.

3.                                      Change of Control Resulting from Senior Management Change. The definition of “Change of Control” set forth in Schedule 1.5 of the Alliance Agreement is hereby amended to add the following new last sentence:

The term “Change in Control” shall also include a substantial change in the senior management team of State National involving the departure, within any twelve (12)-month period, of two or more of the following three individuals: John Pearson; Trace Ledbetter and/or David Hale.

4.                                      Potential Change in Regulatory or Legislative Environment. The fourth sentence of Section 12.4(d) of the Alliance Agreement is hereby deleted and replaced with the following:

In the event that, at any time during the twelve (12)-month period immediately preceding termination of the Alliance Agreement, State National is required by regulatory or legislative mandate to: (x) increase the minimum loss ratio on its policies in certain states (the “LR Impacted States”) to a level that exceeds the minimum loss ratio actually experienced in those states during such period; and/or (y) cease writing and/or reduce premium associated with certain types of policies, coverages or services in certain states (the “Coverage Impacted States”); which mandates, if implemented throughout such measurement period, would have reduced Net Premium (as defined in the Reinsurance Agreement) by thirty percent (30%) or more, then the calculation of the buy-out purchase price contemplated by Section 12.4(e) hereof would be modified as set forth immediately below. The Loss Ratio with respect to the LR Impacted States would be calculated on a pro forma basis “as if” the newly mandated loss ratio had applied to the LR Impacted States throughout the measurement period. Premium (and associated losses) with respect to the Coverage Impacted States would be calculated on a pro forma basis “as if” the newly mandated restrictions in policy type or coverage scope had applied to the Coverage Impacted States throughout the measurement period.

3

5.                                      Amendment to Buy-Out Procedures. The second, third and fourth paragraphs of Section 12.4(e) of the Alliance Agreement are hereby amended and restated in their entirety as follows:

If the Loss Ratio for Program Business during the twelve (12) month period immediately preceding the Termination Date (calculated as of the month end immediately preceding the Termination Date) is fifty percent (50%), the purchase price shall equal eighteen percent (18%) times the Adjusted Premium Amount.

If the Loss Ratio for Program Business during the twelve (12) month period immediately preceding the Termination Date (calculated as of the month end immediately preceding the Termination Date) is greater than fifty percent (50%), the percentage rate used to determine the buy-out price will be reduced by one and two tenths (1.2) percentage points for each percentage point by which the Loss Ratio exceeds fifty percent (50%). For example, at a Loss Ratio of fifty-two and one half percent (52.5%), the purchase price shall equal fifteen percent (15%) (i.e., 18% minus 3% equals 15%; where 3% is the product of 2.5% multiplied by 1.2) times the Adjusted Premium Amount.

If the Loss Ratio for Program Business during the twelve (12) month period immediately preceding the Termination Date (calculated as of the month end immediately preceding the Termination Date) is less than fifty percent (50%), the percentage rate used to determine the buy-out price will be increased by one and two tenths (1.2) percentage points for each percentage point by which the Loss Ratio is less than fifty percent (50%). For example, at a Loss Ratio of forty-four and one half percent (44.5%), the purchase price shall equal twenty-four and six-tenths percent (24.6%) (i.e., 18% plus 6.6% equals 24.6%; where 6.6% is the product of 5.5% multiplied by 1.2) times the Adjusted Premium Amount.

6.                                      No Other Changes. Except as amended by this Third Amendment, the Alliance Agreement will be and remain in full force and effect in accordance with its terms. This Third Amendment may be executed in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same instrument. Either party may deliver its signed counterpart of this Third Amendment to the other party by means of facsimile or any other electronic medium, and such delivery will have the same legal effect as hand delivery of an originally executed counterpart.

[The remainder of this page is intentionally left blank.

Signatures appear on the following page.]

4

IN WITNESS WHEREOF, the parties have executed this Third Amendment to Collateral Protection Alliance Agreement as of the date first set forth above.

CUMIS:	CUMIS INSURANCE SOCIETY, INC.

	By:	/s/ Robert N. Trunzo
	Name:	Robert N. Trunzo
	Title:	President

STATE NATIONAL:	STATE NATIONAL INSURANCE COMPANY, INC.

	By:	/s/ Lonnie “Trace” K. Ledbetter III
	Name:	Lonnie “Trace” K. Ledbetter III
	Title:	Secretary

5